 As filed with the Securities and Exchange Commission on October 3, 2000
                                                     Registration No. 333-43654

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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                ---------------

                             Amendment No. 2
                                      to
                                   Form S-1
                            REGISTRATION STATEMENT
                                     Under
                          THE SECURITIES ACT OF 1933

                                ---------------
                               LOGICVISION, INC.
            (Exact name of registrant as specified in its charter)

                                ---------------

             Delaware                          7372                           94-3166964
 (State or other jurisdiction of   (Primary Standard Industrial) (I.R.S. Employer Identification No.)
  incorporation or organization)    Classification Code Number)

                               LogicVision, Inc.
                         101 Metro Drive, Third Floor
                              San Jose, CA 95110
                                (408) 453-0146
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                ---------------
                               Vinod K. Agarwal
                     President and Chief Executive Officer
                               LogicVision, Inc.
                         101 Metro Drive, Third Floor
                              San Jose, CA 95110
                                (408) 453-0146
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------

                                  Copies to:

               STANTON D. WONG                               SCOTT M. STANTON
            GABRIELLA A. LOMBARDI                            MARTY B. LORENZO
               MARY A. HELVEY                                  JAMES CARTONI
             DAVID M. KOENINGER                      Gray Cary Ware & Freidenrich LLP
        Pillsbury Madison & Sutro LLP                4365 Executive Drive, Suite 1600
             2550 Hanover Street                        San Diego, California 92121
      Palo Alto, California 94304-1115                        (858) 677-1400
               (650) 233-4500                              (858) 677-1477 (Fax)
            (650) 233-4545 (Fax)

                                ---------------
       Approximate date of commencement of proposed sale to the public:
  As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                     CALCULATION OF REGISTRATION FEE

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
        Class of                          Proposed Maximum Proposed Maximum
    Securities to be        Amount to      Offering Price      Aggregate     Filing
       Registered        be Registered(1)   Per Share(2)   Offering Price(2) Fee(3)
------------------------------------------------------------------------------------
Common Stock, $0.0001
 par value.............     5,175,000          $12.00         $62,100,000    $16,395

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(1) Includes 675,000 shares of Common Stock issuable upon exercise of the
    Underwriters' over-allotment option, if any.

(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(a).

(3) Includes $13,200 previously paid.

                                ---------------
  The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in these prospectus is not complete and may be changed.       +
+Underwriter may not confirm sales of these securities until the registration  +
+statement filed with the Securities and Exchange Commission becomes           +
+effective. This prospectus is not an offer to sell these securities and its + +not soliciting offers to buy these securities in any state where the offer or +
+sale is not permitted.                                                        +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 3, 2000

PROSPECTUS

                             4,500,000 Shares

                               LOGICVISION, INC.

                                     [LOGO]

                                  Common Stock

  This is an initial public offering of common stock by LogicVision, Inc. All of the shares of common stock are being sold by LogicVision. The estimated initial offering price will be between $10.00 and $12.00 per share.

                                 ------------

  There is currently no public market for the common stock. We propose to list the common stock on the Nasdaq National Market under the symbol "LGVN."

                                 ------------

                                                                 Per Share Total
                                                                 --------- -----
   Initial public offering price................................   $        $
   Underwriting discounts and commissions.......................   $        $
   Proceeds to LogicVision, Inc., before expenses...............   $        $

  LogicVision has granted the underwriters an option for a period of 30 days to purchase up to 675,000 additional shares of common stock.

                                 ------------

            Investing in the shares involves a high degree of risk.
                    See "Risk Factors" beginning on page 4.

                                 ------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Chase H&Q
                               Robertson Stephens
                                                                        SG Cowen

        , 2000

[INSIDE FRONT COVER]
LogicVision logo

Text:   Embedded Test:

      . Enables faster and more powerful semiconductors

      . Improved time-to-market

      . Reduced overall manufacturing cost

      . System level test and field diagnostics

Color Artwork:   Photograph of three complex semiconductor clips.

[GATEFOLD]

[LOGICVISION LOGO APPEARS HERE]

From left to right there is a picture of a complex semiconductor chip, showing the logic, core, and memory functional blocks together with LogicVision embedded test blocks. The chip is connected via 1 EEE 11491.1 test access port to an external tester. In the center, picture labeled Broadband Internet Access depicts a personal computer, monitor, complex semiconductor chip, and close-up of circuitry. Next, under the label wireless, is a picture of a satellite, a handheld notebook computer and a cellular phone. The pictures are on a background of floating complex semi-conductor chips.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1

LogicVision..............................................................   1

Risk Factors.............................................................   4

Information Regarding Forward-Looking Statements.........................  14

Use of Proceeds..........................................................  15

Capitalization...........................................................  16

Dilution.................................................................  17

Selected Consolidated Financial Data.....................................  18

Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  20

Business.................................................................  27

Management...............................................................  39

Related Party Transactions...............................................  46

Principal Stockholders...................................................  48

Description of Capital Stock.............................................  50

Repurchase Offer.........................................................  53

Shares Eligible for Future Sale..........................................  54

Underwriting.............................................................  56

Legal Matters............................................................  59

Experts..................................................................  59

Where You Can Find Additional Information................................  59

Index to Consolidated Financial Statements............................... F-1

                               ----------------

  LogicVision and the LogicVision logo are our registered trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective holders. The inclusion of other companies' brand names and products in this prospectus is not an endorsement of LogicVision. These companies are not involved with the offering of our securities.

                               PROSPECTUS SUMMARY

  You should read the following summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and notes to those statements appearing elsewhere in this prospectus.

                                  LogicVision

  We provide proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. Our embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. We believe our solution can reduce a customer's time-to-market, reduce manufacturing costs, improve manufacturing yields and reduce system software complexity. Our solution also allows integrated circuits to be tested after they have been assembled onto boards and systems, which enables diagnostic test throughout the product's life cycle. Our embedded test solution has been successfully deployed in complex semiconductors for gigabit switches, voice and data routers, high performance servers and wireless products.

  Semiconductor designs have become more complex to address the needs of a variety of high growth markets, such as the wireless and network communications and consumer electronics markets. The demands of these markets, driven by such trends as consumer desire for higher speed and wireless internet access, require semiconductors to provide more functions and higher performance in smaller products and with lower costs. Advancements in semiconductor design and manufacturing technology have enabled the integration of analog, digital and memory functions onto a single chip, referred to as a system-on-a-chip. However, conventional methods of testing semiconductors, using external test equipment, are approaching significant limitations. The speed and accuracy of external testing are compromised by the delay and degradation of test signals inherent when testing from outside the semiconductor, and external test equipment cannot keep pace with the increased operating speeds of semiconductors. External test equipment is becoming increasingly complex and often lags behind the actual generation of chips being tested. These limitations and equipment costs can result in higher manufacturing costs due to the rejection of good chips during testing. Manufacturing costs are also rising due to the increasing cost of external test equipment. Further, the current external test methodology can result in increased time-to-market because of the need to develop complex test software.

  Our proprietary technology enables semiconductor companies to embed self-testers into a chip design. Our embedded test products generate proprietary circuit structures that are incorporated into an integrated circuit to test and diagnose the chip at full speed, without the signal delay or degradation experienced by external testers. Our proprietary circuits are designed to be modular and reusable, to enable more efficient design and to address time-to-market issues. We offer our embedded test circuits, design software and manufacturing software products for integrated circuit functions, such as memory, logic, cores and phase-locked-loops.

  Our customers include device manufacturers such as Fujitsu Limited, Intel Corporation, LSI Logic Corporation, National Semiconductor Corporation and Texas Instruments Incorporated, fabless semiconductor companies such as S3 Incorporated and TranSwitch Corporation, and systems providers such as Cisco Systems, Inc., Ericsson, Hughes Space and Communications Company, Lucent Technologies, Inc., and Sun Microsystems, Inc.

  We were incorporated as LV Software in California in July 1992. In June 1996, we changed our corporate name to LogicVision, Inc. We reincorporated in Delaware in September 2000.

  Our principal executive offices are located at 101 Metro Drive, Third Floor, San Jose, California 95110. Our telephone number at that location is (408) 453-0146.

                                  The Offering

 Common stock offered by LogicVision...........  4,500,000 shares

 Common stock outstanding after this offering.. 13,878,245 shares

 Use of proceeds............................... General corporate purposes, including working capital and
                                                capital expenditures and
                                                potential acquisitions.

 Proposed Nasdaq National Market symbol........ LGVN

                                ----------------

  Unless otherwise stated, all information in this prospectus assumes:

  . the automatic conversion of all outstanding shares of our preferred stock into common stock upon the closing of this offering;

  . no exercise of the over-allotment option granted to the underwriters; and


  . a 1-for-2 stock split prior to the completion of this offering.

  The number of shares of common stock to be outstanding immediately after this offering is based upon shares of common stock outstanding as of June 30, 2000 and:

  . includes 34,053 shares issuable upon the exercise of outstanding warrants to purchase preferred stock, at an exercise price of $4.25 per share, with terms that expire at the closing of this offering;

  . includes 137,697 shares issuable upon the exercise of outstanding warrants with terms that expire at the closing of this offering, assuming exercise on a net issuance basis and an assumed initial public offering price of $11.00 per share;

  . excludes 887,428 shares issuable upon the exercise of outstanding warrants that do not expire at the closing of this offering at a weighted average exercise price of $4.47 per share;

  . excludes 2,325,635 shares of common stock issuable upon the exercise of options outstanding as of June 30, 2000, at a weighted average exercise price of $1.253 per share; and

  . excludes 1,942,984 shares of common stock available for future issuance under our 1994 and 2000 stock plans.

                      Summary Consolidated Financial Data

                                                                     Six Months Ended
                                Year Ended December 31,                  June 30,
                          ----------------------------------------  --------------------
                           1995     1996     1997    1998    1999    1999       2000
                          -------  -------  ------  ------  ------  -------  -----------
                             (in thousands, except per share data)           (unaudited)
Consolidated Statements
 of Operations Data:
Total revenues..........  $ 1,476  $ 3,418  $4,204  $3,016  $5,440  $ 2,124    $ 4,314
Total cost of revenues..      944    2,577   2,767   1,020   1,344      662      1,193
Total operating expenses
 .......................    2,265    4,160  10,396  10,468  12,330    5,992      7,206
Loss from operations....   (1,733)  (3,319) (8,959) (8,472) (8,234)  (4,530)    (4,085)
Net loss................   (1,738)  (3,341) (8,665) (8,199) (8,098)  (4,475)    (3,878)
Net loss per share,
 basic and diluted......  $ (1.98) $ (3.74) $(9.50) $(7.41) $(6.29) $ (3.62)   $ (2.69)
Shares used in
 computation, basic and
 diluted................      880      891     912   1,106   1,315    1,258      1,472
Pro forma net loss per
 share, basic and
 diluted................                                    $(1.13)            $ (0.43)
Shares used in pro forma
 computation, basic and
 diluted................                                     7,136               8,941

                                                              June 30, 2000
                                                           ---------------------
                                                                      Pro Forma
                                                            Actual   As Adjusted
                                                           --------  -----------
                                                              (in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents................................. $ 12,349    $57,056
Working capital...........................................   11,864     56,572
Total assets..............................................   18,379     63,088
Redeemable convertible preferred stock....................   45,985        --
Total stockholders' equity (deficit)......................  (33,095)    58,850

  The preceding table presents a summary of our balance sheet data as of June 30, 2000:

  . on an actual basis; and

  . on a pro forma as adjusted basis to give effect to the automatic conversion of all of our outstanding shares of convertible preferred stock into common stock and the sale of 4,500,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

  See Note 2 of Notes to Consolidated Financial Statements for an explanation of the determination of the number of shares used in computing per share data.

  Pro forma basic and diluted net loss per share have been calculated assuming the conversion of all previously outstanding shares of convertible preferred stock into common stock as if the stock had been converted immediately upon its issuance.

                                  RISK FACTORS

  You should carefully consider the risks described below before making a decision to buy our common stock. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks actually occur, our business and financial results could be harmed. In that case, the trading price of our common stock could decline and you might lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

                         Risks Related To Our Business

If the semiconductor industry does not adopt embedded test technology, our revenues could decline and our stock price could fall.

  To date, the semiconductor industry has not adopted embedded test technology on a widespread basis. If the semiconductor industry does not adopt embedded test technology widely and in the near future, our growth will be limited, our revenues could decline, and our stock price could fall. We cannot assure you that integrated circuit designers and design companies' customers will accept embedded test technology as an alternative to current testing methods in the time frame we anticipate, or at all. The industry may fail to adopt embedded test technology for many reasons, including the following:

  . our target markets and customers may determine that existing solutions adequately address their testing needs, or the industry may develop alternative technologies to address their testing needs;

  . our customers may not need our technology if there is a slowdown in semiconductor manufacturing or a decrease in the demand for more complex semiconductors;

  . our potential customers may not be willing to accept the perceived delays in the early design stages associated with implementing embedded test technology in order to achieve potential time savings at later stages of silicon debugging and production testing;

  . our potential customers may have concerns over the reliability of embedded testing methods relative to existing test methods; and

  . designers may be reluctant to take on the added responsibility of incorporating embedded test technology as part of their design process, or to learn how to implement embedded test technology.

Fluctuations in our revenues and operating results could cause the market price of our common stock to decline.

  Our revenues and operating results have fluctuated significantly from quarter to quarter in the past and are likely to do so in the future, which could cause the market price of our common stock to decline. Accordingly, you should not rely on quarter-to-quarter comparisons of our results of operations as an indication of our future performance. In future periods, our revenues and results of operations may be below the estimates of public market analysts and investors. This discrepancy could cause the market price of our common stock to decline.

  Fluctuations in our revenues and operating results may be caused by:

  . timing, terms and conditions of customer agreements;

  . timing and acceptance of new technologies, product releases or enhancements by us, our competitors or our customers;

  . timing and completion of milestones under customer agreements;

  . changes in our and our customers' development schedules and levels of expenditures on research and development;

  . customers placing orders at the end of the quarter;

  . industry patterns and changes or cyclical and seasonal fluctuations in the markets we target; and

  . market and general economic conditions.

  Delays or deferrals in purchasing decisions by our customers may increase as we develop new or enhanced products. Our current dependence on a small number of customers increases the revenue impact of each customer's actions relative to these factors. Our expense levels in the future will be based, in large part, on our expectations regarding future revenue, and as a result net income for any quarterly period in which material customer agreements are delayed could vary significantly from our budget projections.

We have incurred net losses since our inception and we expect to incur losses in the future. We may not be able to generate sufficient net revenue in the future to achieve or sustain profitability.

  We have incurred significant net losses since our inception, including losses of $8.7 million in 1997, $8.2 million in 1998, $8.1 million in 1999 and $3.9 million in the six month period ended June 30, 2000. At June 30, 2000, we had an accumulated deficit of approximately $35.1 million. To achieve profitability, we will need to generate and sustain substantially higher revenue while maintaining reasonable cost and expense levels. We expect to increase expense levels in each of the next several quarters primarily to support increased sales and marketing, technical support and research and development costs. These expenditures may not result in increased revenues or customer growth. We do not know when or if we will become profitable. If we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or an annual basis.

Because the sales and implementation cycles for our products are typically long and unpredictable, we may have difficulty predicting future revenues and our revenue and operating results may fluctuate significantly, which could cause our stock price to fluctuate.

  We believe that convincing a potential customer to integrate our technology into an integrated circuit at the design stage, which we refer to as a design win, is critical to retaining existing customers and to obtaining new customers. However, acceptance of our embedded test technology generally involves a significant commitment of resources by prospective customers and a fundamental change in their method of designing and testing integrated circuits. Many of our potential customers are large enterprises that generally do not adopt new design methodologies quickly. As a result, the period between our initial contact with a potential customer and the sale of our products to that customer, if any, is often lengthy and may include delays associated with our customers' budgeting and approval processes.

  Historically, our sales cycle has ranged from six months to two years and our customers' implementation cycle has been approximately an additional six to twelve months. If we fail to achieve a design win with a potential customer to which we have devoted a substantial amount of time and other resources, it is unlikely that the potential customer will become a customer before its next product cycle, if at all. Because of the length of our sales cycle, our failure to achieve design wins could have a material and prolonged adverse effect on our sales and revenue growth. Our revenue streams may fluctuate significantly due to the length of our sales cycle, which may make our future revenues difficult to project and may cause our stock price to fluctuate.

Intense competition in the semiconductor market could prevent us from increasing or sustaining our revenues and prevent us from achieving or sustaining profitability.

  The semiconductor and system industries are extremely competitive and characterized by rapidly changing technology. The market for embedded test solutions is still evolving, and we expect competition to become more intense in the future. Increased competition could result in pricing pressures, reduced sales, reduced margins or failure to achieve or maintain widespread market acceptance, any of which could prevent us from increasing or sustaining our revenues and achieving or sustaining profitability.

  Our current principal competitors in the design phase of product development include:

  . electronic design automation providers such as Mentor Graphics
    Corporation and Synopsys, Inc., both of which offer basic built-in self-test capability;

  . smaller test tool providers like SynTest Technologies, Inc. and the Fluence subsidiary of Credence Systems Corporation;

  . potential customers that develop test solutions internally; and

  . integrated device manufacturers, such as IBM, that use their own test solutions in chips manufactured for and sold to others.

  Our embedded test technology also has the potential to impact the automated test equipment market, which may place us in competition with traditional hardware tester manufacturers such as Teradyne, Inc., Credence, Advantest Corporation, Agilent Technologies, Inc. and Schlumberger Limited. As embedded test becomes adopted more widely in the market, any of these automated test equipment companies, or others, may offer their own embedded test solutions. These companies are significantly larger than we are and have greater financial resources, greater name recognition and longer operating histories than we have.

Our target markets are comprised of a limited number of customers. If we fail to obtain or retain customer relationships, our revenues could decline.

  We derive a significant portion of our revenues from a small number of customers and we anticipate that we will continue to do so in the future. As a result, we must obtain orders from new significant customers on an ongoing basis to increase our revenues and grow our business. In addition, the loss of any significant or well-known customer could harm our reputation.

We depend on third parties to provide electronic design automation software that is compatible with our solution. If these third parties do not continue to provide compatible design products, we would need to develop alternatives, which could delay product introductions and cause our revenues and operating results to decline.

  Our customers depend on electronic design automation software to design their products using our solution. In addition, we depend on the same software to develop our products. Although we have established relationships with a variety of electronic design automation vendors to gain access to this software and to assure compatibility, these relationships may be terminated with limited notice. If any of these relationships were terminated and we were unable to obtain alternative software in a timely manner, our customers could be unable to use our solution. In addition, we could experience a significant increase in development costs, our development process could take longer, product introductions could be delayed and our revenues and operating results could decline.

If automated test equipment companies are unwilling to work with us to make our technology compatible with theirs, we may need to pursue alternatives, which could increase the time it takes us to bring our solution to market and decrease customer acceptance of our technology.

  Although we are presently working with a number of automated test equipment companies to achieve optimal compatibility of our technologies, these companies may elect not to work with us in the future. If automated test equipment companies are unwilling to incorporate modifications into their equipment and operating systems to allow them to work with our technology, we may need to seek alternatives. These alternatives might not provide optimal levels of test function, and pursuing these alternatives could increase the time and expense it takes us to bring our technology to market, either of which could decrease customer acceptance of our technology and cause our revenues and margins to decline.

If we fail to develop and introduce new products and enhancements on a timely basis, our ability to attract and retain customers could be impaired.

  The semiconductor industry is characterized by rapidly changing technology, evolving industry standards, rapid changes in customer requirements, frequent product introductions and ongoing demands for greater speed and functionality. We must continually design, develop and introduce new products with improved features to be competitive. Our products may not achieve market acceptance or adequately address the changing needs of the marketplace and we may not be successful in developing and marketing new products or enhancements to our existing products on a timely basis. The introduction of products embodying new technologies, the emergence of new industry standards or changes in customer requirements could render our existing products obsolete and unmarketable.

Changes to financial accounting standards, including pronouncements and interpretations of accounting pronouncements on software revenue recognition, may affect our reported results of operations.

  We prepare our financial statements to conform with accounting principles generally accepted in the United States, or GAAP. GAAP are subject to interpretation by the American Institute of Public Accountants, the SEC and various bodies formed to interpret and create appropriate accounting policies. A change in those policies can have a significant effect on our reported results and may even affect our reporting of transactions completed before a change is announced. In particular, new pronouncements and varying interpretations of pronouncements on software revenue recognition have occurred with frequency, may occur in the future and could impact our revenues. Accounting policies affecting many other aspects of our business, including rules relating to revenue recognition, purchase and pooling-of-interests accounting for business combinations and employee stock option grants have recently been revised or are under review. Changes to those rules or the questioning of current practices may adversely affect our reported financial results or the way we conduct our business.

Because our embedded test products are complex and are deployed in a wide variety of complex semiconductor environments, they may have errors or defects that users identify after deployment, which could harm our reputation and our business.

  Our products may contain undetected errors when first introduced or when new versions or enhancements are released. We have from time to time found errors in versions of our embedded test products, and we may find errors in our products in the future. The occurrence of errors could cause sales of our products to decline, divert the attention of management and engineering personnel from our product development efforts and cause significant customer relations problems.

We must continually attract and retain engineering personnel, or we will be unable to execute our business strategy.

  We have experienced, and we expect to continue to experience, difficulty in hiring and retaining highly skilled engineers with appropriate qualifications to support our rapid growth and expansion. In particular, our strategy for encouraging the adoption of our technology requires that we employ highly skilled applications engineers to work with our customers. As a result, our future success depends in part on our ability to identify, attract, retain and motivate qualified engineering personnel. If we lose the services of a significant number of our engineers, it could disrupt our ability to implement our business strategy. Competition for qualified engineers is intense, especially in the Silicon Valley where we are located.

Our chief executive officer, chief scientist and vice president of engineering are critical to our business, and they may not remain with us in the future.

  Our future success depends to a significant extent on the continued services of Vinod K. Agarwal, our President and Chief Executive Officer, Benoit Nadeau-Dostie, our Chief Scientist, and Michael C. Howells, our Vice President of Engineering. The loss of the services of any of these key executives could slow our product development processes. Searching for replacements could divert senior management's attention and increase our operating expenses. In addition, our industry partners and customers could become concerned about our future operations, which could injure our reputation. We do not have employment agreements with these executives, and we do not maintain key person life insurance policies except on Vinod Agarwal.

If we fail to protect our intellectual property rights, competitors may be able to use our technologies, which could weaken our competitive position, reduce our revenues or increase our costs.

  We rely on a combination of patent, copyright, trademark and trade secret laws, confidentiality procedures and licensing arrangements to establish and protect our proprietary rights. Our pending patent applications may not result in issued patents, and our existing and future patents may not be sufficiently broad to protect our proprietary technologies. Policing unauthorized use of our products is difficult and we cannot be certain that the steps we have taken will prevent the misappropriation or unauthorized use of our technologies, particularly in foreign countries where the laws may not protect our proprietary rights as fully as U.S. law. Any patents we obtain may not be adequate to protect our proprietary rights. Our competitors may independently develop similar technology, duplicate our products or design around any patents issued to us or other intellectual property rights.

  Litigation may be necessary to enforce our intellectual property rights or to determine the validity or scope of the proprietary rights of others. As a result of any such litigation, we could lose our proprietary rights and incur substantial unexpected operating costs. We may need to take legal action to enforce our proprietary rights in the future. Any action we take to protect our intellectual property rights could be costly and could absorb significant management time and attention. In addition, failure to adequately protect our trademark rights could impair our brand identity and our ability to compete effectively.

Any potential dispute involving our patents or other intellectual property could include our industry partners and customers, which could trigger our indemnification obligations to them and result in substantial expense to us.

  In any potential dispute involving our patents or other intellectual property, our licensees could also become the target of litigation. This could trigger technical support and indemnification obligations in some of our license agreements which could result in substantial expenses. In addition to the time and expense required for us to supply support or indemnification to our licensees, any such litigation could severely disrupt or shut down the business of our licensees, which in turn could hurt our relations with our customers and cause the sale of our proprietary technologies and products to decrease.

We have limited control over third-party distributors who market, sell and support our products in foreign markets.

  We sell our products and services through a distributor in Japan and sales representatives in Singapore, Korea and Taiwan. We anticipate that sales in these markets will account for a significant percentage of our total revenues in future periods. Our third-party distributors are not obligated to continue selling our products, and they may terminate their arrangements with us at any time with limited prior notice.

Establishing alternative distribution channels in any of these markets could consume substantial time and resources, decrease our revenues and increase our expenses.

We face business, political and economic risks because a portion of our sales are to customers outside of the United States.

  International revenues from sales outside the United States and Canada accounted for 4% of revenues in 1998, 7% of revenues in 1999 and 17% of revenues in the six months ended June 30, 2000. Our success depends upon continued expansion of our international operations. Our international business involves a number of risks, including:

  . our ability to adapt our products to foreign design methods and practices;

  . cultural differences in the conduct of business;

  . difficulty in attracting qualified personnel;

  . longer payment cycles for and greater difficulty collecting accounts receivable;

  . unexpected changes in regulatory requirements, royalties and withholding taxes that restrict the repatriation of earnings;

  . tariffs and other trade barriers; and

  . the burden of complying with a wide variety of foreign laws.

  Our international sales are currently denominated in U.S. dollars, creating a risk that fluctuation in currency exchange rates will make our prices uncompetitive. To the extent that profit is generated or losses are incurred in foreign countries, our effective income tax rate may be significantly affected. Any of these factors could significantly harm our future international sales and, consequently, our revenues and results of operations and business and financial condition.

If we are unable to manage growth effectively, our operations and ability to support our customers could be affected, which could harm our revenues.

  Growth and expansion of our operations may place a significant strain on our resources and increased demands on our management information and reporting systems, financial and management controls and personnel. We may not be able to develop the internal capabilities or collaborative relationships required to manage future growth and expansion or to support future operations. If we are unable to manage growth effectively, our revenues could decline.

We may be unable to consummate potential acquisitions or investments or successfully integrate them with our business, which may slow our ability to expand the range of our proprietary technologies and products.

  To expand the range of our proprietary technologies and products, we may acquire or make investments in additional complementary businesses, technologies or products, if appropriate opportunities arise. We may be unable to identify suitable acquisition or investment candidates at reasonable prices or on reasonable terms, or consummate future acquisitions or investments, each of which could slow our growth strategy. If we do acquire additional companies or make other types of acquisitions, we may have difficulty integrating the acquired products, personnel or technologies. These difficulties could disrupt our ongoing business, distract our management and employees and increase our expenses.

                         Risks Related To Our Industry

Our revenues are subject to the volatility of the semiconductor industry.

  The industry in which we compete and the markets that we serve are highly volatile. We are dependent on the semiconductor industry, which is characterized by rapid technological change, short product life cycles, fluctuations in manufacturing capacity and pricing and margin pressures. Segments of the semiconductor industry, including the communications, networking, server and high-end consumer products industries, have experienced sudden and unexpected economic downturns. During these periods, capital spending is commonly curtailed and the number of design projects often decreases. Our sales are dependent upon capital spending trends and new design projects, and a substantial portion of our costs are fixed in the near term. As a result, our future operating results may reflect substantial fluctuations from period to period as a consequence of these industry patterns, general economic conditions affecting the timing of orders from customers and other factors. Any negative factors affecting the electronics industry, including those described here, could significantly harm our business, financial condition and results of operations.

Intellectual property litigation, which is common in our industry, could be costly, harm our reputation, limit our ability to license or sell or proprietary technologies or products and divert the attention of management and technical personnel.

  The semiconductor industry is characterized by frequent litigation regarding patent and other intellectual property rights. While we have not received formal notice of any infringement of the rights of any third party, questions of infringement in the semiconductor field involve highly technical and subjective analyses. Litigation may be necessary in the future to enforce any patents we may receive and other intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity, and we may not prevail in any future litigation. Any such litigation, whether or not determined in our favor or settled, could be costly, could harm our reputation and could divert the efforts and attention of our management and technical personnel from normal business operations. Adverse determinations in litigation could result in the loss of our proprietary rights, subject us to significant liabilities, require us to seek licenses from third parties or prevent us from licensing our technology or selling our products, any of which could harm our business.

                         Risks Related To This Offering

Our stock price may be volatile, and you may not be able to resell our shares at or above the price you paid, or at all.

  Prior to this offering, our common stock has not been sold in a public market. We cannot predict the extent to which investor interest in our stock will lead to the development of a trading market or how liquid that market might become. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. The trading price of our common stock could be subject to wide fluctuations due to the factors discussed in this risk factors section and elsewhere in this prospectus. In addition, the stock market in general, and the Nasdaq National Market and technology companies in particular, have experienced extreme price and volume fluctuations. These trading prices and valuations may not be sustainable. These broad market and industry factors may decrease the market price of our common stock, regardless of our actual operating performance. In addition, in the past, following periods of volatility in the overall market and the market price of a company's securities, securities class action litigation has often been instituted against these companies. This litigation, if instituted against us, could result in substantial costs and a diversion of our management's attention and resources.

Our ability to raise capital in the future may be limited and our failure to raise capital when needed could prevent us from growing.

  We believe that our existing cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next 12 months. The timing and amount of our working capital and capital expenditure requirements may vary significantly depending on numerous factors, including

  . market acceptance of our products;

  . the need to adapt to changing technologies and technical requirements;

  . the existence of opportunities for expansion; and

  . access to and availability of sufficient management, technical, marketing and financial personnel.

  If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain debt financing. The sale of additional equity securities or debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing and there is no assurance that financing, if required, will be available in amounts or on terms acceptable to us, if at all.

Our management will have full discretion in use of proceeds and may not effectively utilize those funds.

  We intend to apply the net proceeds primarily towards increased spending on general corporate purposes, including working capital and capital expenditures. Management will, however, have significant flexibility and discretion in applying the net proceeds of the offering and they may use the proceeds in ways with which you may disagree. In addition, we also may use a portion of the net proceeds of this offering to acquire complementary businesses, products or technologies.

Substantial future sales of our common stock in the public market could cause our stock price to fall.

  Additional sales of our common stock in the public market after this offering, or the perception that such sales could occur, could cause the market price of our common stock to decline. Upon completion of this offering, we will have 13,878,245 shares of common stock outstanding. All shares sold in this offering will be freely transferable without restriction or additional registration under the Securities Act of 1933. The remaining 9,378,245 shares of common stock outstanding after this offering will be available for sale, assuming the effectiveness of lock-up agreements under which our stockholders have agreed not to sell or otherwise dispose of their shares of common stock in the public market, as follows:

           Number
           of        Date of Availability for
           Shares              Sale
           ------    ------------------------
                    (date of prospectus)
                    (90 days after prospectus)
                    (180 days after prospectus)

  Any or all of these shares subject to a lock-up agreement may be released prior to expiration of the 180-day lockup period at the discretion of Chase Securities Inc. To the extent shares are released before the expiration of the lock-up period and these shares are sold into the market, the market price of our common stock could decline. Immediately following the 180-day lockup
period,          shares of our common stock outstanding after this offering will become available for sale. The remaining shares of our common stock will become available for sale at various times thereafter upon the expiration of one-year holding periods.

Many corporate actions will be substantially controlled by officers, directors and affiliated entities regardless of the desire of other investors to pursue an alternative course of action.

  After this offering, our directors, executive officers and their affiliated entities will beneficially own approximately 30.4% of our outstanding common stock. These stockholders, if they acted together, could exert substantial control over matters requiring approval by our stockholders, including electing directors and approving mergers or other business combination transactions. This concentration of ownership may also discourage, delay or prevent a change in control of our company, which could deprive our stockholders of an opportunity to receive a premium for their stock as part of a sale of our company and might reduce our stock price. These actions may be taken even if they are opposed by our other stockholders, including those who purchase shares in this offering.

Purchasers in this offering will immediately experience substantial dilution in net tangible book value.

  Because our common stock has in the past been sold at prices substantially lower than the initial public offering price that you will pay, you will suffer immediate dilution of $6.76 per share in pro forma net tangible book value, based on an assumed initial public offering price of $11.00 per share of common stock. The exercise of outstanding options or warrants may result in further dilution.

If we raise additional capital through the issuance of new securities at a price lower than the initial public offering price, you will incur additional dilution.

  If we raise additional capital through the issuance of new securities at a lower price than the assumed initial public offering price of $11.00 per share, you will be subject to additional dilution. If we are unable to access the public markets in the future, or if our performance or prospects decrease, we may need to consummate a private placement or public offering of our capital stock at a lower price than the initial public offering price. In addition, any new securities may have rights, preferences or privileges senior to those securities held by you.

An active public market for our common stock may not develop.

  An active public market for our common stock may not develop or be sustained after this offering. The initial public offering price for the shares will be determined by negotiations between us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market.

Delaware law and our corporate charter and bylaws contain anti-takeover provisions that could delay or discourage takeover attempts that stockholders may consider favorable.

  Provisions in our certificate of incorporation, as restated upon the closing of this offering, may have the effect of delaying or preventing a change of control or changes in our management. These provisions include:

  . the right of the board of directors to elect a director to fill a vacancy created by the expansion of the board of directors;

  . the ability of the board of directors to alter our bylaws without obtaining stockholder approval;

  . the ability of the board of directors to issue, without stockholder approval, up to 5,000,000 shares of preferred stock with terms set by the board of directors which rights could be senior to those of common stock; and

  . the elimination of the right of stockholders to call a special meeting of stockholders and to take action by written consent.

  In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law. These provisions may prohibit large stockholders, in particular those owning 15% or more of our outstanding voting stock, from merging or combining with us. These provisions in our charter, bylaws and under Delaware law could discourage potential takeover attempts and could reduce the price that investors might be willing to pay for shares of our common stock in the future and result in the market price being lower than they would without these provisions.

We may be required to repurchase or be liable under California state securities laws for shares issued, and option grants made, under our 1994 stock option plan.

  The issuance of common stock and options to purchase common stock under our 1994 stock option plan may have violated California securities laws because these stock issuances and option grants may not have been exempt from qualification under those securities laws. We intend to make a repurchase offer to the holders of these shares and options before we commence this initial public offering. We could be required to make total payments to the holders of these shares and options of approximately $625,000 plus statutory interest of 7% per year, if our offer to repurchase options and common stock issued upon exercise of options is accepted.

                INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

  This prospectus contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are contained principally in the sections entitled "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business." These statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

  . marketing and commercialization of our products under development;

  . our estimates for future revenues and profitability;

  . our estimates regarding our capital requirements and our needs for additional financing;

  . plans for future products and services and for enhancements of existing products and services;

  . our patent applications and licensed technology regarding our products and technology;

  . our ability to attract customers and establish license agreements; and

  . sources of revenues and anticipated revenues, including licenses of our intellectual property and software, technology development and design contracts and postcontract customer support, and the continued viability and duration of those agreements.

  This prospectus contains statistical data regarding the semiconductor industry that we obtained from industry publications, including reports generated by Dataquest and VLSI Research, and a report coordinated by the Semiconductor Industry Association. These industry publications generally indicate that they have obtained their information from sources believed to be reliable, but do not guarantee the accuracy and completeness of their information. Although we believe that the publications are reliable, we have not independently verified their data.

  In some cases, you can identify forward-looking statements by terms such as "may," "might," "will," "should," "could," "would," "expect," "believe," "estimate," "predict," "potential," or the negative of these terms, and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events and are based on assumptions and subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss many of these risks in this prospectus in greater detail under the heading "Risk Factors." Also, these forward-looking statements represent our estimates and assumptions only as of the date of this prospectus.

  You should read this prospectus and the documents that we reference in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of our forward-looking statements by these cautionary statements.

                                USE OF PROCEEDS

  We estimate that we will receive net proceeds of approximately $45.0 million from the sale of the shares of common stock offered by us, based on an assumed initial public offering price of $11.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, we estimate that our net proceeds will be approximately $51.9 million.

  We currently intend to use the net proceeds of this offering for general corporate purposes, including working capital, capital expenditures and potential acquisitions. We have not yet allocated any specific amount of proceeds for these purposes. However, we presently anticipate that we will spend between $8 million and $10 million for sales and marketing expenses and between $5 million and $6 million for research and product development activities during the year ending December 31, 2001 and approximately
$1 million to $3 million on capital expenditures during that year associated with infrastructure upgrades and expansion of our business. We may use a portion of the net proceeds of this offering for the acquisition of complementary businesses, products or technologies. While we evaluate these types of opportunities from time to time, there are currently no agreements with respect to any specific transaction. These allocations are only estimates and we will have broad discretion to adjust them as necessary to address our operational needs in the future. The actual amounts and timing of any expenditures will vary depending on a number of factors, including the amount of cash used or generated by our operations, competitive and technological developments, and the rate of growth, if any, of our business. Pending use of the net proceeds as described above, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

  We have never declared or paid any cash dividends on our capital stock, and we do not currently intend to pay any cash dividends on our common stock in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Our board of directors will determine future dividends, if any.

                                 CAPITALIZATION

  The following table describes our capitalization as of June 30, 2000:

  . on an actual basis; and

  . on a pro forma as adjusted basis to give effect to:

   . the automatic conversion of all of our outstanding shares of convertible preferred stock;

   . the issuance of 34,053 shares upon the exercise of warrants to purchase preferred stock that expire at the closing of this offering;

   . the issuance of 137,697 shares upon the exercise of outstanding warrants with terms that expire at the closing of this offering, assuming exercise on a net issuance basis and an assumed initial public offering price of $11.00 per share;

   . the sale of 4,500,000 shares of common stock in this offering at an assumed initial public offering price of $11.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses; and

   . the amendment of our certificate of incorporation upon the closing of this offering to change the number of shares authorized for issuance.

  You should read this table together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our financial statements and the related notes appearing elsewhere in this prospectus.

                                                             June 30, 2000
                                                          ---------------------
                                                                     Pro Forma
                                                           Actual   As Adjusted
                                                          --------  -----------
                                                             (in thousands,
                                                           except share data)
Long term debt........................................... $     --   $    --
                                                          --------   --------
Redeemable convertible preferred stock, $0.0001 par
 value; 17,137,976 shares authorized, 7,530,620 shares
 issued and outstanding, actual; no shares authorized,
 issued or outstanding pro forma as adjusted.............   45,985        --
                                                          --------   --------
Stockholders' equity:
  Preferred stock, $0.0001 par value; no shares
   authorized, actual; 5,000,000 shares authorized, no
   shares issued and outstanding, pro forma as adjusted..      --         --
  Common stock, $0.0001 par value; 50,000,000 shares
   authorized, 1,540,534 shares issued and outstanding,
   actual; 125,000,000 shares authorized,
   13,706,495 shares issued and outstanding, pro forma as
   adjusted..............................................      --           1
  Additional paid-in capital.............................    3,984     95,928
  Deferred stock compensation............................   (1,920)    (1,920)
  Accumulated other comprehensive loss...................      (46)       (46)
  Accumulated deficit....................................  (35,113)   (35,113)
                                                          --------   --------
    Total stockholders' (deficit) equity.................  (33,095)    58,850
                                                          --------   --------
      Total capitalization............................... $ 12,890   $ 58,850
                                                          ========   ========

  The number of shares of common stock outstanding set forth in the table above excludes:

  . 2,325,635 shares of common stock issuable upon the exercise of stock options outstanding as of June 30, 2000, at a weighted average exercise price of $1.253 per share;

  . 1,942,984 shares of common stock available for future issuance under our 1994 and 2000 stock plans; and

  . 887,428 shares issuable upon the exercise of outstanding warrants that do not expire at the closing of this offering, at a weighted average exercise price of $4.47 per share.

                                    DILUTION

  Our pro forma net tangible book value as of June 30, 2000 was approximately $14,141,000, or $1.54 per share of common stock. Pro forma net tangible book value per share represents the amount of our pro forma total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding assuming

  .  the conversion of all shares of convertible preferred stock;

  . the issuance of 34,053 shares upon the exercise of warrants to purchase preferred stock that expire at the closing of this offering; and

  . the issuance of 137,697 shares upon the exercise on a net issuance basis of warrants that expire at the closing of this offering, assuming an initial public offering price of $11.00 per share.

  Pro forma net tangible book value dilution per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the pro forma net tangible book value per share of common stock immediately after completion of this offering on a pro forma as adjusted basis. After giving effect to the sale of the 4,500,000 shares of common stock by us at an assumed initial public offering price of $11.00 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of June 30, 2000 would have been $58,850,000, or $4.24 per share of common stock. This represents an immediate increase in net tangible book value of $2.70 per share of common stock to existing common stockholders and an immediate dilution in pro forma net tangible book value of $6.76 per share to new investors purchasing shares of common stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price.........................       $11.00
     Pro forma net tangible book value per share before
      offering................................................... $1.54
     Increase in pro forma net tangible book value per share
      attributable to this offering..............................  2.70
                                                                  -----
   Pro forma net tangible book value per share after this
    offering.....................................................         4.24
                                                                        ------
   Dilution per share to new investors...........................       $ 6.76
                                                                        ======

  The following table summarizes, on a pro forma basis as of June 30, 2000, the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing and new investors purchasing shares of common stock in this offering, before deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per Share
                            ---------- ------- ----------- ------- -------------
   Existing stockholders..   9,378,245   67.6% $50,074,216   50.3%    $ 5.34
   New investors..........   4,500,000   32.4   49,500,000   49.7      11.00
                            ----------  -----  -----------  -----
     Total................  13,878,245  100.0% $95,861,000  100.0%
                            ==========  =====  ===========  =====

  The table above assumes no exercise of any outstanding stock options or warrants to purchase common or preferred stock, except as described above. As of June 30, 2000, there were 2,325,635 shares of common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.253 per share and 887,428 shares of common stock issuable upon exercise of outstanding warrants that do not expire at the closing of this offering at a weighted average exercise price of $4.47 per share. To the extent that any of these options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

  The following selected consolidated financial data are qualified by reference to, and should be read in conjunction with, Management's Discussion and Analysis of Financial Condition and Results of Operations and the consolidated financial statements and related notes and other information contained in this prospectus. The selected consolidated balance sheet data as of December 31, 1998 and 1999 and selected consolidated statements of operations data for the years ended December 31, 1997, 1998 and 1999 are derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of June 30, 2000 and selected consolidated statements of operations data for the six months ended June 30, 1999 and 2000 are derived from unaudited consolidated financial statements included elsewhere in this prospectus. The selected consolidated balance sheet data as of December 31, 1995, 1996 and 1997 and the selected consolidated statements of operations data for the years ended December 31, 1995 and 1996 were derived from audited consolidated financial statements not included in this prospectus. We have prepared the unaudited information on the same basis as the audited consolidated financial statements and have included all adjustments, consisting of only normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results. Our historical results are not necessarily indicative of our future results.

                                                                        Six Months Ended
                                 Years Ended December 31,                   June 30,
                          -------------------------------------------  --------------------
                           1995     1996     1997     1998     1999     1999       2000
                          -------  -------  -------  -------  -------  -------  -----------
                               (in thousands, except per share data)            (unaudited)
Consolidated Statements
 of Operations Data:
Revenues:
  License...............  $   652  $ 1,485  $ 2,294  $ 2,165  $ 4,096  $ 1,644    $ 2,832
  Service...............      824    1,933    1,910      851    1,344      480      1,482
                          -------  -------  -------  -------  -------  -------    -------
   Total revenues.......    1,476    3,418    4,204    3,016    5,440    2,124      4,314
                          -------  -------  -------  -------  -------  -------    -------
Cost of revenues:
  License...............      149      115      389      400      264      232        201
  Service...............      795    2,462    2,378      620    1,080      430        992
                          -------  -------  -------  -------  -------  -------    -------
   Total cost of
    revenues............      944    2,577    2,767    1,020    1,344      662      1,193
                          -------  -------  -------  -------  -------  -------    -------
Gross profit............      532      841    1,437    1,996    4,096    1,462      3,121
                          -------  -------  -------  -------  -------  -------    -------
Operating expenses:
  Research and
   development..........      398    1,167    4,251    4,373    4,519    2,379      2,376
  Sales and marketing...    1,130    1,957    4,552    4,378    5,384    2,554      3,427
  General and
   administrative.......      737    1,036    1,593    1,503    2,060      858      1,188
  Amortization of
   deferred stock
   compensation(1)......      --       --       --       214      367      201        215
                          -------  -------  -------  -------  -------  -------    -------
   Total operating
    expenses                2,265    4,160   10,396   10,468   12,330    5,992      7,206
                          -------  -------  -------  -------  -------  -------    -------
Loss from operations....   (1,733)  (3,319)  (8,959)  (8,472)  (8,234)  (4,530)    (4,085)
Interest income.........      --         1      306      260      155       91        230
Other income (expense),
 net....................       21       (4)     --        18      (16)     (33)       (22)
Provision for income
 taxes..................      (26)     (19)     (12)      (5)      (3)      (3)        (1)
                          -------  -------  -------  -------  -------  -------    -------
Net loss................   (1,738)  (3,341)  (8,665)  (8,199)  (8,098)  (4,475)    (3,878)
Accretion of redeemable
 convertible preferred
 stock..................      --       --       --       --      (173)     (87)       (87)
                          -------  -------  -------  -------  -------  -------    -------
Net loss attributable to
 common stockholders....  $(1,738) $(3,341) $(8,665) $(8,199) $(8,271) $(4,562)   $(3,965)
                          =======  =======  =======  =======  =======  =======    =======
Net loss per share,
 basic and diluted(2)...  $ (1.98) $ (3.74) $ (9.50) $ (7.41) $ (6.29) $ (3.62)   $ (2.69)
                          =======  =======  =======  =======  =======  =======    =======
Weighted average common
 shares, basic and
 diluted(2).............      880      891      912    1,106    1,315    1,258      1,472
                          =======  =======  =======  =======  =======  =======    =======
Pro forma net loss per
 common share, basic and
 diluted(3).............                                      $ (1.13)            $ (0.43)
                                                              =======             =======
Pro forma weighted
 average common shares,
 basic and diluted(3)...                                        7,136               8,941
                                                              =======             =======

                                        December 31,
                         ----------------------------------------------   June 30,
                          1995     1996      1997      1998      1999       2000
                         -------  -------  --------  --------  --------  -----------
                                       (in thousands)                    (unaudited)
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ $   636  $   685  $  9,202  $  2,100  $  3,170   $ 12,349
Working capital.........     982      783     8,554       904     1,471     11,864
Total assets............   2,128    2,815    12,038     3,993     7,510     18,379
Redeemable convertible
 preferred stock........   4,501    7,918    24,203    24,209    31,765     45,985
Total stockholders'
 deficit................  (1,119)  (6,261)  (14,736)  (22,668)  (29,500)   (33,095)

--------

(1) Amortization of deferred stock compensation:

                                                               Six Months Ended
                                    Years ended December 31,       June 30,
                                   --------------------------- ----------------
                                   1995  1996  1997  1998 1999 1999    2000
                                   ----- ----- ----- ---- ---- ---- -----------
                                            (in thousands)          (unaudited)
   Total cost of revenues......... $ --  $ --  $ --  $  6 $  7 $  2    $  6
   Research and development.......   --    --    --   104   93   70      57
   Sales and marketing............   --    --    --    35   92   76      44
   General and administrative.....   --    --    --    69  175   53     108
                                   ----- ----- ----- ---- ---- ----    ----
                                   $ --  $ --  $ --  $214 $367 $201    $215
                                   ===== ===== ===== ==== ==== ====    ====

(2) The diluted net loss per share computation excludes potential shares of common stock (convertible preferred stock, options to purchase common stock and warrants to purchase common stock), as their effect would be antidilutive. See Note 2 of Notes to Consolidated Financial Statements for a detailed explanation of the determination of the shares used in computing basic and diluted net loss per share.

(3) Includes the weighted average number of shares resulting from the assumed conversion of all outstanding shares of convertible preferred stock upon the effectiveness of the registration statement related to this offering. See Note 2 of Notes to Consolidated Financial Statements for a detailed explanation of the determination of the shares used in computing pro forma net loss per share. The diluted pro forma net loss per share computation excludes potential shares of common stock (options to purchase common stock and warrants to purchase common stock).

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of our financial condition and results of operations should be read together with the financial statements and related notes that are included elsewhere in this prospectus. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or in other parts of this prospectus.

Overview

  We provide proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. Our embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. We incorporated in July 1992 and engaged principally in research and development activities through 1994. We first generated meaningful commercial revenues from the license of our initial embedded test product in 1995. Although our revenues from licenses of our embedded test solutions increased significantly since the beginning of 1999, we experienced net losses in each period since inception, and, as of June 30, 2000, we had an accumulated deficit of $35.1 million.

  We derive our license revenues from licenses of our intellectual property and software. We derive service revenues from fixed fee technology development and design contracts and postcontract customer support. Our licenses typically have terms of one, two or three years. Our pricing depends upon a number of factors, including the type of intellectual property, number and complexity of designs and number of design teams and their locations. Some of our license agreements include a royalty feature under which the customer pays us additional fees for each chip design they complete that incorporates our technology. In the future, we anticipate that the majority of our license agreements will include a royalty feature and that revenues from royalties will increase.

  From 1995 to 1998, most of our customers were large systems companies, such as Sun Microsystems, Inc., Hughes Space and Communications Company and Nortel Networks Corporation, that used our technology in their application specific integrated circuits as part of system development and diagnostics. Beginning in 1998, we expanded our customer base to include semiconductor companies that use our technology for complex chip development and testing. We license our intellectual property and software through a direct sales force in the U.S. and Europe, and through a distributor in Japan and sales representatives in Singapore, Korea and Taiwan.

  We recognize revenues in accordance with the provisions of AICPA Statement of Position 97-2, "Software Revenue Recognition" as amended by Statement of Position 98-4 and Statement of Position 98-9. We recognize the full amount of license fees upon shipment only when there is persuasive evidence of an arrangement, shipment has occurred, the fee is fixed or determinable, and collectibility of the sales proceeds is considered probable. When multiple elements exist and where vendor-specific objective evidence of the fair value of undelivered elements such as postcontract customer support exists, we apply the residual method of accounting to the undelivered elements. Accordingly, we typically recognize the full amount of the license fee for our three-year licenses when shipment occurs because we have a history of selling postcontract customer support in subsequent years of the license term. When vendor-specific objective evidence of the fair value of the undelivered element cannot be established, and the undelivered element is postcontract customer support, all related revenue is recognized ratably over the term of our postcontract customer support obligations. As a result of this policy, because we are generally unable to establish vendor-specific objective evidence of the undelivered elements with respect to our licenses of one or two year terms, we typically recognize the revenue from one and two year licenses ratably over the license term. We also recognize the maintenance elements of these contracts ratably over the period of the maintenance contract. Engineering service revenues are generally recognized on a percentage of completion basis.

  Cost of license revenues consists of shipping, product packaging, software license and maintenance costs, royalties paid to third party vendors, and commissions paid to outside sales representatives and distributors. Cost of service revenues consists of compensation and related costs associated with providing postcontract customer support and consulting services. To the extent that our license revenues increase, we expect the total cost of revenues to decline as a percentage of total revenues as fixed costs are allocated over a higher total revenue base.

  Research and development expenses consist primarily of compensation and related costs for personnel. All research and development costs are expensed as incurred. We believe that a significant level of research and development expenses will be required to be competitive in the future.

  Sales and marketing expenses consist primarily of compensation and related costs for sales and marketing personnel, marketing programs, public relations, promotional materials, travel and related trade show expenses. We anticipate that our sales and marketing expenses will increase in absolute dollars as we expand our sales and marketing efforts.

  General and administrative expenses consist primarily of compensation and related costs for general management, information technology, finance and accounting personnel, professional services and related fees and expenses. We expect that general and administrative expenses will increase as we hire additional personnel and incur costs related to the anticipated growth of our business, our operation as a public company and improvements to our information technology infrastructure.

  In connection with the grant of stock options in 1998, 1999 and the first six months of 2000, we recorded an aggregate of $2.7 million in deferred stock-based compensation within stockholders' equity. These options were considered compensatory because the deemed fair value was greater than the exercise prices determined by the board of directors on the date of grant. As of June 30, 2000, we had an aggregate of $1.9 million of deferred stock-based compensation remaining to be amortized. This deferred stock-based compensation balance will be amortized as follows: $619,000 during the remainder of 2000; $699,000 during 2001; $374,000 during 2002; $179,000 during 2003; and $46,000 during 2004 . We anticipate that we will record additional stock-based compensation expense related to options granted subsequent to June 30, 2000. From July 1, 2000 through August 31, 2000, we granted additional options to purchase 546,375 shares of common stock. We expect to record a deferred stock compensation charge of $3,511,175 related to these grants. We are amortizing the deferred compensation on an accelerated basis over the vesting period of the related options, which is generally four years. The amount of stock-based compensation amortization actually recognized in future periods could decrease if options for which accrued but unvested compensation has been recorded are forfeited.

Statements of Operations

  The following table shows the percentage relationships of the listed items from our consolidated statements of operations, as a percentage of revenues for the periods indicated.

                                                                  Six Months
                                              Years Ended            Ended
                                              December 31,         June 30,
                                             ------------------   -------------
                                             1997   1998   1999   1999    2000
                                             ----   ----   ----   -----   -----
Consolidated Statements of Operations Data:
Revenues:
  License..................................    55 %   72 %   75 %    77 %   66 %
  Service..................................    45     28     25      23     34
                                             ----   ----   ----   -----   ----
    Total revenues.........................   100    100    100     100    100
                                             ----   ----   ----   -----   ----
Cost of revenues:
  License..................................     9     13      5      11      5
  Service..................................    57     21     20      20     23
                                             ----   ----   ----   -----   ----
    Total cost of revenues.................    66     34     25      31     28
                                             ----   ----   ----   -----   ----
Gross profit...............................    34     66     75      69     72
                                             ----   ----   ----   -----   ----
Operating expenses:
  Research and development.................   101    145     83     112     55
  Sales and marketing......................   108    145     99     120     79
  General and administrative...............    38     50     38      40     28
  Amortization of deferred stock
   compensation............................     0      7      7       9      5
                                             ----   ----   ----   -----   ----
    Total operating expenses...............   247    347    227     281    167
                                             ----   ----   ----   -----   ----
Total operating loss.......................  (213)  (281)  (152)   (212)   (95)
Interest income............................     7      9      3       4      5
Other income (expense), net................    --      1     --      (2)    (1)
                                             ----   ----   ----   -----   ----
    Net loss...............................  (206)% (271)% (149)%  (210)%  (91)%
                                             ====   ====   ====   =====   ====

Comparison of Six Months Ended June 30, 1999 and 2000

  Total Revenues. Total revenues for the six months ended June 30, 2000 were $4.3 million compared to $2.1 million for the six months ended June 30, 1999, an increase of $2.2 million, or 105%. License revenues accounted for $1.2 million of the increase, and service revenues increased by $1.0 million due to increases in consulting contracts and postcontract customer support contracts. License revenues decreased as a percentage of total revenues due to a significant increase in service revenues related to an engineering service contract for one customer.

  Total Cost of Revenues. Total cost of revenues for the six months ended June 30, 2000 increased to $1.2 million, or 28% of revenues, from $661,000, or 31% of revenues, for the six months ended June 30, 1999. The decrease in total cost of revenues as a percentage of total revenues was primarily due to increases in total revenues. Cost of license revenues as a percentage of total revenues decreased from 11% to 5% due to an absence of commissions paid to outside distributors and an increase in license revenues. Cost of service revenues as a percentage of total revenues increased from 20% to 23% due to an increase in personnel-related expenses to support higher postcontract customer support and consulting activities.

  Research and Development. Research and development expenses remained constant at $2.4 million, or 55% of revenues, for the six months ended June 30, 2000 compared to $2.4 million, or 112% of revenues, for the six months ended June 30, 1999.

  Sales and Marketing. Sales and marketing expenses increased to $3.4 million, or 79% of revenues, for the six months ended June 30, 2000 from $2.6 million, or 120% of revenues, for the six months ended

June 30, 1999. The increase in expenses was due to an increase in sales and marketing personnel and higher commissions associated with increased revenues.

  General and Administrative. General and administrative expenses increased to $1.2 million, or 28% of revenues, for the six months ended June 30, 2000 from $858,000, or 40% of revenues, for the six months ended June 30, 1999. This increase was primarily due to increases in personnel.

  Interest Income. Interest income increased $139,000 to $230,000 for the six months ended June 30, 2000 from $91,000 for the six months ended June 30, 1999. The increase was primarily due to increased interest income from higher cash and cash equivalent balances.

  Income Taxes. From inception through June 30, 2000, we incurred net losses for federal and state tax purposes and have not recognized any tax benefits.

Comparison of Years Ended December 31, 1998 and 1999

  Total Revenues. Total revenues for the year ended December 31, 1999 were $5.4 million compared to $3.0 million for the year ended December 31, 1998, an increase of $2.4 million, or 80%. License revenues accounted for $1.9 million of the increase, and service revenues increased by $493,000 due to increases in consulting contracts and postcontract customer support contracts.

  Total Cost of Revenues. Total cost of revenues for the year ended December 31, 1999 increased to $1.3 million, or 25% of revenues, from $1.0 million, or 34% of revenues, for the year ended December 31, 1998. The increase was primarily due to subcontracting consulting services to a third party vendor and an increase in personnel-related expenses in support of higher postcontract customer support activities. Cost of license revenues as a percentage of total revenues decreased from 13% to 5% due to lower royalty payments. Cost of service revenues as a percentage of total revenues decreased from 21% to 20% due to higher service revenues.

  Research and Development. Research and development expenses remained relatively constant at $4.5 million, or 83% of revenues, for the year ended December 31, 1999 compared to $4.4 million, or 145% of revenues, for the year ended December 31, 1998.

  Sales and Marketing. Sales and marketing expenses increased to $5.4 million, or 99% of revenues, for the year ended December 31, 1999 from $4.4 million, or 145% of revenues, for the year ended December 31, 1998. The increase in expenses was due to an increase in sales and marketing personnel, higher commissions associated with increased revenues and higher expenses associated with trade shows and advertising programs.

  General and Administrative. General and administrative expenses increased to $2.1 million, or 38% of revenues, for the year ended December 31, 1999 from $1.5 million, or 50% of revenues, for the year ended December 31, 1998. The increase was primarily due to higher payroll and related expenses associated with increased headcount, and an increase in recruiting and consulting fees.

  Interest Income. Interest income decreased $105,000 to $155,000 for the year ended December 31, 1999 from $260,000 for the year ended December 31, 1998. The decrease was primarily due to decreased interest income from lower interest rates on investments in 1999 and from lower average short-term investment balances in 1999 compared to 1998.

  Income Taxes. From inception through December 31, 1999, we incurred net losses for federal and state tax purposes and have not recognized any tax provisions or benefits. As of December 31, 1999, we had approximately $19.4 million of federal and $7.7 million of state net operating loss carryforwards available to offset future taxable income which expire through 2014 if not utilized. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amount of net operating losses that we may use in any one year include, but are not limited to, a cumulative ownership change of more than 50% over a three year period.

Comparison of Years Ended December 31, 1997 and 1998

  Total Revenues. Total revenues for the year ended December 31, 1998 were $3.0 million compared to $4.2 million for the year ended December 31, 1997. In 1997, we completed government contracts resulting in service revenues of $1.2 million. We did not have any revenues from government contracts in 1998. Excluding the effect of government contract revenues, revenues from licenses and services remained relatively constant between the two years.

  Total Cost of Revenues. Total cost of revenues for the year ended December 31, 1998 was $1.0 million, or 34% of revenues, compared to $2.8 million, or 66% of revenues, for the year ended December 31, 1997. In 1998, we did not incur costs for government contracts, and we reduced personnel and related expenses for postcontract customer support activities to be better aligned with the revenue activities. Cost of license revenues as a percentage of total revenues increased from 9% to 13% due to a decrease in service revenues resulting from the completion of government contracts in 1997. Cost of service revenues as a percentage of total revenues decreased from 57% to 21% due to lower personnel-related expenses.

  Research and Development. Research and development expenses remained relatively constant to $4.4 million, or 145% of revenues, for the year ended December 31, 1998 from $4.3 million, or 101% of revenues, for the year ended December 31, 1997. In 1998, we maintained our personnel and related expenses at approximately the same level as the prior year.

  Sales and Marketing. Sales and marketing expenses remained relatively constant at $4.4 million, or 145% of revenues, for the year ended December 31, 1998 as compared to $4.6 million, or 108% of revenues, for the year ended December 31, 1997. Overall personnel and related expenses remained relatively constant for the year while advertising expenses decreased.

  General and Administrative. General and administrative expenses decreased $90,000 to $1.5 million, or 50% of revenues, for the year ended December 31, 1998 from $1.6 million, or 38% of revenues, for the year ended December 31, 1997.

  Interest Income. Interest income decreased $46,000 to $260,000 for the year ended December 31, 1998 from $306,000 for the year ended December 31, 1997. The decrease was primarily due to decreased interest income on short-term investments.

  Income Taxes. From inception through December 31, 1998, we incurred net losses for federal and state tax purposes and have not recognized any tax provisions or benefits.

Seasonality

  Our past operating results have been, and we expect that our future operating results will be, subject to fluctuations due to a number of factors, including seasonality of the buying patterns of our customers, the concentration of sales to large customers, dependence upon capital spending budgets and fluctuations in general economic conditions. The seasonal fluctuations occur in summer and in December, primarily due to vacation seasons and winter holidays.

Liquidity and Capital Resources

  Since our inception, we have financed our operations primarily through the sale of equity securities. We have received a total of approximately $46.9 million from private offerings of our equity securities and an additional $363,000 from the exercise of stock options. As of June 30, 2000, we had $12.3 million in cash and cash equivalents.

  Cash used in operating activities was $2.7 million for the six months ended June 30, 2000, $7.0 million in 1999, $7.0 million in 1998 and $7.2 million in 1997. Cash used in operating activities in the six months ended June 30, 2000 reflected a net loss of $3.9 million, partially offset by non-cash charges, a decrease in accounts receivable and an increase in accounts payable. In 1999, cash used in operating activities reflected a net loss of $8.1 million, partially offset by non-cash charges, increases in accounts receivable of $2.4 million, deferred revenue of $1.9 million and accrued liabilities of $950,000. The increase in deferred revenue in 1999 was mainly due to an increase in the number of one-year term licenses and postcontract customer support contracts for which revenue is recognized over the term of the related contract as well as a payment made in anticipation of delivery of a software upgrade. In 1998, cash used in operating activities reflected a net loss of $8.2 million, partially offset by non-cash charges and a decrease in receivables. In 1997, cash used in operating activities reflected a loss of $8.7 million, partially offset by non-cash charges and increases in deferred revenues and accrued liabilities.

  Cash used in investing activities was $2.4 million for the six months ended June 30, 2000, $386,000 in 1999, $97,000 in 1998 and $779,000 in 1997. Cash
used in investing activities in the six months ended June 30, 2000 was primarily due to the purchase of $2.0 million of government securities and the purchase of computer hardware, software and other equipment. Cash used in investing activities in 1999 and 1998 was primarily due to the purchase of computer hardware, software and other equipment. In 1997, cash used in investing activities was primarily due to the purchase of computer equipment and the completion of facility expansion.

  Cash provided by financing activities was $14.3 million for the six months ended June 30, 2000, $8.5 million in 1999, $62,000 in 1998 and $16.5 million in
1997. Cash provided by financing activities in the six months ended June 30, 2000 was primarily related to the sale of our Series I convertible preferred stock. Cash provided by financing activities in 1999 was primarily due to net proceeds received from the sale of our Series G and Series H convertible preferred stock. Cash provided by financing activities in 1997 was primarily related to net proceeds received from the sale of Series F convertible preferred stock.

  We expect to experience significant growth in our operating expenses, particularly in research and development and sales and marketing expenses, for the foreseeable future in order to execute our business strategy. As a result, we anticipate that operating expenses, as well as planned capital expenditures, will constitute a material use of our cash resources. In addition, we may utilize cash resources to fund acquisitions of, or investments in, complementary businesses, technologies or product lines.

  We believe that our existing cash and cash equivalents, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for at least the next 12 months. If our capital resources are insufficient to satisfy our liquidity requirements, we may seek to sell additional equity securities or debt securities or obtain debt financing. The sale of additional equity securities or convertible debt securities would result in additional dilution to our stockholders. Additional debt would result in increased expenses and could result in covenants that would restrict our operations. We have not made arrangements to obtain additional financing and there is no assurance that financing, if required, will be available in amounts or on terms acceptable to us, if at all.

  From time to time, we may evaluate acquisitions of businesses, products or technologies that complement our business. Although we have no current plans in this regard, any transactions, if consummated, may consume a portion of our working capital or require the issuance of equity securities that may result in further dilution to existing stockholders.

Recent Accounting Pronouncements

  In June 1998, the Financial Accounting Standards Board, or FASB, issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging contracts. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative

Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. We will adopt SFAS No. 133 in 2001. Currently we do not hold derivative instruments or engage in hedging activities.

  In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000 the SEC issued SAB No. 101A to defer for one quarter, and in June 2000 issued SAB 101B to defer for an additional two quarters, the effective date of implementing SAB 101, with earlier application encouraged. We have adopted SAB 101.

  In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, or FIN 44, Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB Opinion No. 25, which clarifies the application of Accounting Principles Board Opinion No. 25, Stock Issued to Employees, for certain stock-based compensation issues. Among other issues, this Interpretation clarifies (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequences of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. We adopted the provisions of FIN 44 as of the required effective dates.

Quantitative and Qualitative Disclosures About Market Risk

  Substantially all of our revenues are earned in U.S. dollars. Operating expenses incurred by our foreign subsidiaries are denominated in local currencies. Accordingly, we are subject to exposure from movements in foreign currency exchange rates. To date, the effect of changes in foreign currency exchange rates on our financial position and operating results have not been material. We currently do not use financial instruments to hedge foreign currency risks. We intend to assess the use of financial instruments to hedge currency exposures on an ongoing basis.

                                    BUSINESS

Overview

  Our proprietary technologies for embedded test enable the more efficient design and manufacture of complex semiconductors by allowing integrated circuit designers to embed into a semiconductor design test functionality that addresses each key stage of a complex semiconductor's life cycle. We believe our solution can reduce a customer's time-to-market, reduce manufacturing costs, improve manufacturing yields and reduce system software complexity. Our solution also allows testing of integrated circuits after they have been assembled onto boards and systems, which enables diagnostic test throughout the product's life cycle.

  Our embedded test solution has been successfully deployed in complex semiconductors for gigabit switches, voice and data routers, high performance servers and wireless products. Our customers include device manufacturers such as Fujitsu Limited, Intel Corporation, LSI Logic Corporation, National Semiconductor Corporation and Texas Instruments Incorporated, fabless semiconductor companies such as S3 Incorporated and TranSwitch Corporation, and systems providers such as Cisco Systems, Inc., Ericsson, Hughes Space and Communications Company, Lucent Technologies, Inc., and Sun Microsystems, Inc.

Industry Background

  Complex semiconductor designs are critical components of products that are fueling a wide variety of high growth markets, including wireless, broadband transport, Internet access, computing and consumer electronics. Improved communications services and remote access have accelerated the demand for communications access devices such as web enabled personal digital assistants and pagers, networking products such as routers, servers and switches, and wireless products such as wireless handsets and base stations. Dataquest forecasts that one of the principal drivers of growth in the semiconductor industry during the next several years will be increased sales of semiconductors for these products. Dataquest estimates that high growth segments of the semiconductor market, such as chips for applications including digital cellular devices, local area network switches and routers and digital subscriber line equipment, will grow from an aggregate of $20.6 billion in 1999 to $45.7 billion in 2003, representing a compound annual growth rate of 22%.

 The Continuing Evolution of Semiconductors

  Advancements in semiconductor design, manufacturing, assembly and test technologies over the past 30 years have enabled semiconductor providers to double the number of transistors on a chip approximately every 18 months, while improving performance and reducing manufacturing costs. In addition, recent advancements have enabled the integration of analog, digital and memory functions onto a single semiconductor design, resulting in a complex, system-on-a-chip. A system-on-a-chip improves system performance and reduces part count, resulting in lower power consumption, lower cost and smaller size of the end product. Moreover, the system-on-a-chip often is designed in functional blocks that can be reused in future semiconductor designs. By creating these functional blocks, integrated circuit designers can increase chip complexity while reducing their time to market and improving their return on invested capital by spreading their research and development costs over a greater number of semiconductor designs. Dataquest estimates that worldwide system-on-a-chip revenues will grow from $9.5 billion in 1998 to $47.3 billion in 2003, representing a compound annual growth rate of 38%.

  Typical measures of complexity of a semiconductor design are the number of functional groups of transistors, commonly referred to as gates, the number of pins, the operating frequency and the presence of multiple functions. Complex semiconductors frequently have one million gates or more, pin count in excess of 300, operating frequency in excess of 100 megahertz, multiple clock domains and multiple functions, including processor cores, memory and analog blocks. Delivering these complex semiconductors will require continued advances in semiconductor design, manufacturing, assembly and testing technologies.

 The Disaggregation of the Semiconductor Industry

  Historically, most semiconductor companies designed, manufactured, assembled and tested their semiconductors in-house using proprietary equipment and tools. As the cost of designing and manufacturing increasingly complex semiconductor chips has increased, the semiconductor industry has become disaggregated into a number of smaller industries, each concentrating on a particular aspect of semiconductor production. These industries are much more narrowly focused than the traditional semiconductor companies and as a result are also highly efficient. These industries include the manufacturing equipment industry, the electronic design automation industry, the foundry industry and the test, assembly and packaging industry. Each of these industries within the overall semiconductor industry faces its own significant challenges as semiconductor complexity continues to increase and average selling price decreases cause margins to continue to be under pressure. While each of these industries may be well positioned to manage their own challenges, there are instances of significant overall challenges that cannot be solved by one industry alone. A significant challenge facing several of these industries, and therefore the semiconductor industry as a whole, is the impending limit of current semiconductor test methodology.

 The Limits of External Semiconductor Test

  As semiconductors become more complex, several physical and economic limits are beginning to impact the ability of the semiconductor industry to rely on conventional external testing methods.

 Physical Limits

  The physical limits of external semiconductor test manifest themselves in three distinct manners:

  . Signal Delay and Degradation. Through a complicated set of cables and fixtures, semiconductor test equipment sends and receives very high-speed electrical signals to and from the chip under test. The electrical signals experience delay and degradation as they pass through the cables and fixtures, and this delay and degradation affects the speed and accuracy of the signals. As long as the testing is conducted from outside the semiconductor being tested, this delay and degradation cannot be eliminated, which impacts the speed and accuracy of the test being performed.

  . Test Equipment Not Keeping Pace with Semiconductors. According to the
    Semiconductor Industry Association's 1999 International Technology Roadmap for Semiconductors, the operating speeds of semiconductors have increased at a compound 30% per year for the last two decades. Semiconductor test equipment, however, has only improved 12% per year over that same time period. As semiconductors are getting faster and faster, the equipment that tests them is simply unable to keep up.

  . Test Equipment Technology is a Generation Behind the Integrated Circuits
    Being Tested. Unlike most capital equipment used in the semiconductor industry, semiconductor testers rely on the use of semiconductor technology itself. Consequently, manufacturers of automated test equipment must use the current generation of available semiconductor technology to build equipment that will test the next generation of integrated circuits. The result of this is that the test equipment often lags behind the actual integrated circuits being tested by at least one generation of technology.

 Economic Limits

  The semiconductor industry is also quickly approaching the economic limits of the current semiconductor test methodology.

  . External Test is Resource Intensive. Using traditional external testing methodology, design and test engineers need to generate and debug large test pattern databases to facilitate wafer probe and final test. This activity is time consuming and susceptible to software error. Up to six months is typical for this activity, and changes in the test program, which are often required as the process matures, can be cumbersome.

  . Slower Time-to-Market. Current test methodology involves numerous time-consuming engineering efforts at different steps throughout the design and manufacturing process, creating a barrier to rapid time-to-market for complex semiconductors. Even slight delays in getting a complex semiconductor to market can significantly reduce market penetration of the semiconductor and the overall revenue opportunity associated with the product.

  . Declining Production Yields. Production yields represent the percentage of good semiconductors resulting from the manufacturing process. Yields are declining because the accuracy of the testers being used has failed to keep pace with the increased speed and higher number of interfaces found on complex semiconductors, which can result in rejection of good chips. In its Roadmap, the Semiconductor Industry Association predicted that due to the physical limits of external test, yields for complex semiconductors would decline from 84% in 2001 to 73% in 2005.

  . Increasing Test Equipment Costs. VLSI Research forecasts the cost of high-end semiconductor test equipment for the test of complex semiconductors to increase from an average of $1.9 million per tester in 1995 to an average of $6.6 million per tester in 2005. This rapid increase in cost is driven in large part by the demand for more advanced equipment that tests systems-on-a-chip and semiconductors with very high speeds.

  While semiconductor design, manufacturing and assembly technology has continued to evolve, resulting in more complex and less expensive semiconductors, the semiconductor industry rapidly is approaching the physical and economic limits of external semiconductor test. In its Roadmap, the Semiconductor Industry Association predicts that the cost of test may exceed the cost of fabrication by 2014. We believe that for high complexity integrated circuit designs, many of our customers already face this problem. Advances in test equipment alone can no longer enable the progression to higher speed and system-on-a-chip devices. An innovative, comprehensive testing solution which addresses all aspects of the semiconductor lifecycle is needed in order to overcome the limits of external test and permit the continued evolution of semiconductors.

The LogicVision Solution

  We offer a comprehensive embedded test solution that can be used during every stage of complex semiconductor production and throughout the useful life of the semiconductor to overcome the limits of external test that arise as semiconductors become more complex. Our proprietary technology enables semiconductor companies to embed self-testers into a semiconductor design. Our comprehensive solution addresses each key stage of a complex semiconductor's life cycle, including: design; wafer-level testing, known as wafer probe; reliability testing under varying environmental conditions, known as burn-in; final test; system test; and in-field diagnostics. Our patented test methodology enables complex semiconductors to be tested at their operating speeds and more comprehensively than traditional external testing methods. Our software automates the embedding of testers within semiconductors and is designed to significantly reduce the need for creating time consuming and costly traditional external test programs.

  Our solution is designed to provide our customers with the following benefits:

  Enable faster and more powerful semiconductors. Our technology enables the more efficient design and cost-effective manufacture of complex semiconductors with higher performance levels, including higher speeds and increased functionality, higher levels of integration and modular design methodology. Our embedded test solution is able to test semiconductors at their operating speeds and is also able to simultaneously test multiple functions, including logic, memory, intellectual property cores and phase-locked-loops. Because our solution can embed test modules within each functional block of a system-on-a-chip, functions can be tested simultaneously and efficiently.

  Reduce time-to-market. We have designed our solution not only to enable more efficient design and cost-effective manufacture of complex semiconductors but also to enable our customers to bring these semiconductors to market more quickly. Semiconductor product life cycles have been shrinking due to rapid technological change, thereby reducing the window of opportunity within which each product can generate revenues. Our embedded test solution can reduce time-to-market through each stage, including design, transition to manufacturing, volume production ramp and system bring-up. Embedded test simplifies the verification and debug of individual blocks, easing the transition from manufacturing to test. In addition, our technology eliminates the need for traditional, time-consuming, manual test program creation, enabling further reductions in time-to-market.

  Reduce overall manufacturing cost. Our solution can also significantly reduce manufacturing costs by improving yields and by reducing test equipment cost, the amount of time and expense involved in the development of software test programs, and, frequently, test time. Our solution allows testing at the semiconductor's operating speed, increasing test accuracy and improving yields and quality. Our embedded test solution is also designed to decrease costs by detecting a greater percentage of defective semiconductors at wafer probe, prior to incurring unnecessary packaging and assembly costs. Embedded test allows for more cost-effective and efficient testing by enabling simultaneous testing of multiple functional blocks. Our solution also can extend the useful life of existing test equipment by minimizing the requirements placed on the external tester. By moving high complexity test functionality into the integrated circuit, tests of next generation semiconductors can continue to be performed on existing equipment, reducing the need for costly upgrades and new equipment.

  Enable system level test and field diagnostics. In addition to streamlining test throughout the design and manufacturing process, our embedded test also enables system level test and field diagnostics. As semiconductors are incorporated into boards, systems and end products, initial customers and downstream customers can use our embedded test solutions to develop, diagnose and test their products. Once deployed in the field, our embedded test solution enables system self-test and debug at installation and on a continuing basis throughout the product's life. For example, some of our customers are using our embedded test in application specific integrated circuit designs for field testing and diagnostics.

Strategy

  Our objective is to be the leading provider of embedded test solutions by establishing our proprietary technology as the industry standard for complex semiconductor designs. Key elements of our strategy include the following:

  Continue to target customers in high-growth markets. We target companies in industries that we believe represent our greatest revenue opportunities. We intend to continue to focus our sales and marketing efforts on companies in high-growth communications markets, such as wireless, broadband transport, Internet access, computing and consumer electronics because these industries are rapidly deploying complex semiconductors.

  Drive continued adoption of our embedded test solution by working with industry leaders. We intend to proliferate our intellectual property among leading integrated device manufacturers, fabless companies and systems companies. We focus on the leading companies in each of these market segments because they tend to be influential in setting standards. We have established customer relationships with leading integrated device manufacturers such as Fujitsu Limited, Intel Corporation LSI Logic Corporation, National Semiconductor Corporation and Texas Instruments Incorporated, fabless semiconductor companies such as S3 Incorporated and TranSwitch Corporation and systems providers such as Cisco Systems, Inc., Ericsson, Hughes Space and Communications Company, Lucent Technologies Inc., Nortel Networks Corporation and Sun Microsystems, Inc. We focus considerable attention on systems providers because their use of our technology can drive adoption down the supply chain, by requiring their semiconductor suppliers to implement our solutions in their products. We also target leading semiconductor providers as they can drive adoption up the supply chain to their systems customers. We believe that by targeting leaders in multiple key market segments, we can drive broad industry acceptance of our solution.

  Expand relationships with leading providers of complementary technologies. We intend to strengthen and expand our relationships with complementary technology providers in key design and manufacturing stages of semiconductor production. By ensuring that our technologies are compatible with those offered by such companies, we can increase customer acceptance of our solution. We are working with complementary technology providers, including semiconductor design tool vendors, such as Cadence Design Systems, Inc., Magma Design Automation, Inc., Model Technology, Inc. and Synopsys, Inc., semiconductor intellectual property providers, such as Artisan Components, Inc. and Virage Logic Corporation, and automated test equipment vendors, such as Credence Systems Corporation and Teradyne, Inc., to provide a total solution for our customers. We are also focusing on developing relationships with other critical manufacturing technology and service providers, including emerging low cost automated test equipment companies, system test companies, foundries and contract test and assembly companies. We believe these industry relationships will help to establish our technologies as the industry standard.

  Extend our technology leadership position. We believe that we are the first company to commercialize a reusable and portable embedded test solution that enables integrated self-testing and diagnostics throughout a semiconductor's entire life cycle. We believe our technology is a significant breakthrough that will substantially change the way semiconductor providers approach design and manufacturing. We plan to capitalize on our leadership in the embedded test market by actively pursuing design wins with industry-leading customers. We intend to continue to enhance our solution by adding more advanced and broader self-testing and diagnostic capability.

  Drive revenue growth through licenses and royalties. We believe that as our technology becomes more widely accepted, revenue from royalties will increase. We intend to charge a per design or per unit royalty depending on the customer's business and requirements.

Technology

 Embedded Test

  We believe that the fundamental solution to the limits of semiconductor test lies in embedded test technology. Our embedded test technology exploits strategically placed proprietary circuit structures within an integrated circuit to test and diagnose the chip at its intended operating speed. Conventional test is performed solely with external equipment, while embedded test is performed primarily using circuitry resident in the semiconductor design. By embedding test circuit structures on the semiconductor itself, our embedded test solution eliminates many of the key limitations associated with conventional external testing. Our embedded test software automatically analyzes the structure of complex circuits to determine requirements for at-speed testing and diagnostics. Our embedded test technology creates and integrates our proprietary circuits with the existing design functions to address these requirements. Our technology also enables integrated circuit debug, board and system level diagnostics, system bring-up and in-field testing and diagnostics.

 Design Phase

  Our embedded test technology is incorporated into integrated circuits in the form of user-configurable circuit structures that provide four functions:

  . access management--necessary scan chains, shared isolation collars, boundary scan and test points to enable access to any point within complex designs;

  . timing management--proprietary functionality for clock skew management, multiple cycle paths and multiple frequencies;

  . test signal generation and analysis--proprietary functionality created for each design block to algorithmically generate and analyze circuit test data; and

  . external control--IEEE 1149.1 compliant test access port.

 Manufacturing Phase

  Because our embedded test circuits are incorporated in semiconductor designs, they are manufactured as part of the semiconductor. Our embedded testers facilitate at-speed test during wafer probe. Semiconductor devices that pass wafer probe test are then packaged, and our embedded testers are used again for final test. Our embedded test circuits are designed to be activated with simple external test signals applied through the industry standard IEEE 1149.1 test access port.

  Test Development Functions. Using our technology, the bulk of the patterns applied to test the integrated circuit are created on-chip, with only minimal external control needed to achieve a pass-fail test. Our test development tools provide the engineer with the ability to create pass-fail test patterns, then optimize them for speed, execution time, accuracy, power and results.

  Debug and Diagnostic Functions. Our embedded test provides a number of diagnostic modes to facilitate debug and diagnosis.

 Implementation Technologies

  We have developed several technologies to facilitate the mainstream design and manufacturing use of embedded test technology. These include:

  . design automation algorithms and implementation for embedded test;

  . hierarchical isolation, access and assembly technologies;

  . embedded test design verification technologies;

  . high-performance circuit fault simulation algorithms and automation technologies;

  . capture-by-domain for multiple-clock timing;

  . at-speed, multi-frequency, multi-clock logic embedded test technology;

  . fault-insertion technology for system diagnostics;

  . at-speed, embedded and external memory test technologies;

  . at-speed interconnect test technology; and

  . test and measurement technologies for embedded phase-locked-loops.

Products

  We offer a portfolio of products for the automated development, integration, and deployment of embedded test technology:

 Technology Products

  Embedded Circuit Structures. Our embedded test technology enables our customers to design and manufacture our embedded test circuit structures for a specific design. For a typical design of one million gates and above, our embedded testers are less than a few thousand gates and represent only 1% to 2% of chip area. Our user-configurable embedded test circuit structures are designed to test memory, logic, cores, hierarchical blocks and interconnect.

 Software Products

  We provide a suite of highly integrated software products for embedded test implementation on application specific integrated circuits and system-on-a-chip designs. We provide design software that automatically analyzes the structure of complex circuits to determine requirements for at-speed testing and diagnostics. Our software creates and integrates our proprietary circuits with the existing design circuits to address these requirements. We provide access and control software for use during chip and system test program development and manufacturing test. This enables user interaction with the embedded test circuits to evaluate and diagnose chip- and board-level failures during manufacturing. This includes pass-fail testing and basic failure diagnostics.

 Product Offerings

  We currently offer our embedded test circuits, design software and manufacturing software products bundled together for each integrated circuit function. Our key embedded test products and their capabilities are described below.

       Products                                  Applications
  ChiptestAssemble    . Embedded test intellectual property for IEEE 1149.1 Test Access
                        Port and Boundary Scan functionality.
                      . Automates the integration and control of all embedded test functions in a given integrated circuit.
                      . Can support up to 2048 scan chains and 30 embedded test
                        controllers per design.
                      . Includes manufacturing tools for integrated circuit and system test and diagnosis of input/outputs.
----------------------------------------------------------------------------------------
  IC Memory BIST      . Provides intellectual property for flexible, area-optimized, at-
                        speed, memory embedded test functionality.
                      . Supports single and multiport SRAMs, DRAMs and ROMs.
                      . Supports any size memory manufacturable in given technology.
                      . Provides manufacturing tools for integrated circuit and system test and diagnosis of embedded memories.
----------------------------------------------------------------------------------------
  LogicBIST           . Provides intellectual property for at-speed, multi-frequency logic self-test and scan test functionality.
                      . Automates analysis, generation, assembly and verification of logic test intellectual property.
                      . Supports high-speed multiple clock domains, including those in excess of 100 megahertz, pipelining and multi-cycle paths.
----------------------------------------------------------------------------------------
  Embedded Logic Test . Embedded test intellectual property for hierarchical, at-speed, embedded logic core test functionality.
                      . Automates a complete, hierarchical methodology for system-on-a-
                        chip design and test.
                      . Supports design partitioning and core reuse for concurrent engineering.
                      . Facilitates transportable embedded test for functional block re-
                        use.

         Products                             Applications
  CoreTest               . Provides intellectual property for direct test
                           access and isolation of legacy core functionality.
                         . Automates generation, assembly and verification of
                           legacy core test collars and buses.
                         . Supports a dedicated test bus per core and sharing
                           of input/output pins for test and diagnosis.
                         . Provides manufacturing tools for integrated circuit
                           test and diagnosis of legacy cores.
-------------------------------------------------------------------------------
  PLL BIST               . Embedded test intellectual property for accurate,
                           specification-driven test of phase-locked-loop
                           functionality.
                         . Automates generation, assembly and verification of
                           embedded test circuitry for phase-locked-loops.
                         . Supports measurement-based tests of jitter, loop-
                           gain and lock-range specifications.
                         . Measurement resolution to 0.125 of a gate delay.

-------------------------------------------------------------------------------

  External Memory Test   . Provides intellectual property for flexible, high-
                           speed, board-level memory module test functionality.
                         . Supports timing and algorithms for use with SRAMs,
                           DRAMs, SDRAMs and others.
                         . Automates generation, assembly and verification of
                           external memory embedded test controller.
                         . Includes manufacturing tools for system-level test
                           and diagnosis of board-level memories.

-------------------------------------------------------------------------------

  At-Speed Interconnect  . Provides intellectual property for at-speed, IEEE
  Test 1149.1 compliant, board-level interconnect test functionality.
                         . Supports at-speed interconnect testing using
                           existing low-speed, test patterns.
                         . Automates generation, integration and verification
                           of at-speed interconnect test intellectual property.
                         . Provides manufacturing tools for system-level test
                           and diagnosis of board-level interconnects.


Services

  Design Services. We assist our customers with the design and manufacturing deployment of embedded test. Our design services help our customers analyze, generate, assemble and verify embedded test circuits. Our design services help our customers and partners rapidly adopt our technologies.

  Technology Development Contracts. As a part of our strategy to make embedded test technology more applicable to custom designs, such as microprocessors, we enter into time-limited development contracts with industry leaders for specific projects. Our development contracts include developing new embedded test capabilities and appropriate modifications to our standard automation software. These contracts help our customers and partners to rapidly adopt our technologies.

Sales and Marketing

  The majority of our sales are facilitated by a direct sales force. We have sales offices located throughout major cities in the United States, including San Jose, Los Angeles, San Diego, Dallas, Raleigh and Boston.

Internationally we have offices in Ottawa and the United Kingdom. Our sales in Asia are handled by distributors or sales representatives in Japan, Taiwan, Korea and Singapore. Field personnel consist of account managers who are responsible for all business aspects of the customer relationship, field application engineers who manage all the technical pre-sales issues and corporate application engineers who support customers post sales. As of June 30, 2000, we had 29 employees involved in sales and marketing.

  The main goal of our sales force is to work with major systems and semiconductor companies who have the expertise to implement our technology today. We focus on leading companies because they are influential in setting standards. Examples of these companies include Sun Microsystems, LSI Logic and Motorola. We focus on developing customer relationships with companies in the areas of cellular, wireline and satellite communications, computer servers and graphics. Additionally, as systems companies use our technology, they often require their component suppliers to supply semiconductors with embedded test already designed in for their system use. In this way we can create both push and pull demand for our technology.

  Our marketing efforts include product/technical marketing and merchandising, public relations, corporate communications and business development functions. We strive to develop relationships with industry partners such as application specific integrated circuit suppliers, silicon foundries, electronic design automation tool suppliers and intellectual property providers.

Customers

  We license our proprietary technologies and software products to companies in key markets within the semiconductor and systems industries. Our customers include application specific integrated circuit or system-on-a-chip designers in system companies, fabless companies and device manufacturers. The following customers accounted for license, maintenance and technical service revenues of more than $100,000 since the beginning of 1999:

                                                       Device Manufacturers,
                                                 Fabless and Application Specific
              Systems Companies                     Integrated Circuit Vendors
   ----------------------------------------  ----------------------------------------
   Alcatel                                   Fujitsu Limited
   Ascend Communications, Inc.               Infineon Technologies AG
   Brecis Communications Corporation         Intel Corporation
   Cabletron Systems, Inc.                   Lara Networks, Inc.
   Cisco Systems, Inc.                       Level One Communications, Inc.
   Ericsson                                  LSI Logic Corporation
   Hal Computer Systems, Inc.                National Semiconductor Corporation
   Hughes Space and Communications Company   NEC Corporation
   LG Electronics, Inc.                      S3 Incorporated
   Lucent Technologies Inc.                  Texas Instruments Incorporated
   Motorola, Inc.                            TranSwitch Corporation
   Nortel Networks Corporation
   Raytheon Company
   Seagate Technology, Inc.
   Sharp Electronics Corporation
   Sun Microsystems, Inc.
   TRW, Inc.

  During the six months ended June 30, 2000, sales to two of our customers accounted for more than 10% of our total revenues. LSI Logic accounted for 15.8% of total revenues, and Intel accounted for 13.0% of total revenues during this period.

Research and Development

  Our ability to meet customer needs for improved technology, and maintain our technology leadership, depends largely on whether we can continue to rapidly develop new technology and introduce new products. We have made, and intend to continue to make, significant investments in research and development. In addition to an overall knowledge of test methodologies, embedded test requires an expertise in three diverse areas: integrated circuit design and verification, electronic design automation algorithms and software development, and software development for manufacturing test and test equipment. We have assembled a highly skilled and multi-disciplinary team for this purpose.

  As of July 1, 2000 our engineering team comprised 37 employees, 21 of whom have advanced degrees, and most of whom have extensive industry experience in one or more of the aforementioned areas of expertise. Our engineering team is organized into three development groups, each focusing on one of these three areas of expertise, and each contributing the related portion to the bundled product offerings. The development groups are:

  . Integrated Circuit Design--Our integrated circuit design team focuses on the overall embedded test intellectual property architecture and its implementation and verification.

  . Design Software--Our design software team focuses on developing the software that analyzes, generates, assembles, and verifies an integrated circuit design with embedded test.

  . Manufacturing Software--Our manufacturing software team focuses on developing software for enabling test and diagnostic in manufacturing.

In addition to the three development groups, we have product engineering groups focused on software builds and release, documentation and quality assurance.

Competition

  The semiconductor and system industries are highly competitive and characterized by rapidly changing technology. The market for embedded test is still evolving and we expect competition to continue to emerge.

 Design

  In the design phase of product development, we face competition from traditional broad line electronic design automation providers like Mentor Graphics and Synopsys, and from smaller test tool providers such as the Fluence subsidiary of Credence and Syntest. These companies provide competing design-for-test technologies and some level of built-in self-test. We also face competition from methodologies developed internally at large integrated device manufacturers and systems companies, like IBM and Lucent.

 Manufacturing

  Because embedded test has the potential to impact the external test market, we believe traditional hardware tester manufacturers such as Advantest, Agilent, Credence, Schlumberger Limited and Teradyne all view embedded test and LogicVision as competition. Many of these companies are devoting significant resources to developing external solutions to testing complex integrated circuits, including working closely with some of our current and potential customers. Their efforts may result in the development of solutions that compete with our embedded test solution.

  Many of the companies with whom we compete are significantly larger than we are and have greater financial resources. As embedded test is more broadly adopted in the market, we face the potential of one or more larger companies appearing as direct competition. We believe that the principle competitive factors in our market include proven technology, effective intellectual property, deployment automation, comprehensive manufacturing control and customer service. We believe we compete favorably with respect to all these factors.

Intellectual Property

  We have a large portfolio of intellectual property covering the areas of test and diagnosis of logic, memory and mixed-signal circuits with focus on embedded, at-speed and parametric aspects. Both design and manufacturing methods are covered. Part of this intellectual property is a portfolio of 6 U.S. patents and 13 pending U.S. patent applications for technology that we have developed, as of June 30, 2000, and two patents we have licensed from Nortel Networks. After 2002, we will not be required to make any royalty payments on these Nortel patents. We also have two issued Canadian patents, two allowed Canadian applications and five pending Canadian applications. Our patents and the Nortel patents we license cover technology intended to address problems considered fundamental to embedded test, such as timing, power consumption and parametric testing.

  We generally enter into confidentiality agreements with our employees, industry partners and customers, as well as generally control access to and distribution of our documentation and other proprietary information. Despite this protection, unauthorized parties may copy aspects of our current or future software products or obtain and use information that we regard as proprietary.

  Our existing and future patents may be circumvented, blocked, licensed to others or challenged as to inventorship, ownership, scope, validity or enforceability. We may not receive competitive advantages from the rights granted under our patents. Furthermore, our future patent applications may not be issued with the scope of the claims sought by us, if at all. In addition, others may develop technologies that are similar or superior to our proprietary technologies, duplicate our proprietary technologies or design around the patents owned or licensed by us. If our products, patents or patent applications are found to conflict with any patents held by third parties, we could be prevented from selling our products, our patents may be declared invalid or our patent applications may not result in issued patents. In addition, in foreign counties, we may not receive effective patent and trademark protection. We cannot be sure that steps we take to protect our proprietary technologies will prevent misappropriation of our technologies.

  The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights or positions. There are also numerous patents in the semiconductor industry and new patents are being issued at a rapid rate. This often results in significant and often protracted and expensive litigation. From time to time third parties may notify us of intellectual property infringement claims. If it is necessary or desirable, we may seek licenses under these third party patents or intellectual property rights. However, we cannot be sure that third parties will offer licenses to us or that we will find acceptable the terms of any offered licenses.

  If we fail to obtain a license from a third party for proprietary technologies that we use, we could incur substantial liabilities, or suspend sales of our products or our use of processes requiring the technologies. Litigation could cause us to incur significant expenses, harm our sales of the challenged technologies or products and divert the efforts of our technical and management personnel, whether or not a court decides the litigation is in our favor. In the event we receive an adverse result in any litigation, we could be required to pay substantial damages, cease sale of infringing products, expend significant resources to develop or acquire non-infringing technology and discontinue the use of processes requiring the infringing technology or obtain licenses to the infringing technology. We may not be successful in the development or acquisition of intellectual property, or the necessary licenses may not be available under reasonable terms, and any development, acquisition or license could require us to expend a substantial amount of time and other resources. Any of these developments would harm our business.

Employees

  As of June 30, 2000, we employed 81 full time employees, including 29 in sales and marketing, six in customer service and operations, 34 in research and development, and 12 in finance and administration. Our employees are not covered by any collective bargaining agreements, and we consider our relations with our employees to be good.

Properties

  Our principal executive offices are currently located in San Jose, California, where we lease approximately 17,690 square feet. We believe that these offices will be adequate to meet our requirements for the next twelve months. We have research and development offices in Montreal and Ottawa, Canada. We have domestic sales offices in Redondo Beach, California; Solana Beach, California; Cary, North Carolina; Franklin, Massachusetts; and Addison, Texas. Our European headquarters are in the United Kingdom.

Legal Proceedings

  From time to time, we may be involved in litigation relating to claims arising out of the ordinary course of business. As of the date of this prospectus, there are no material legal proceedings pending or, to our knowledge, threatened against us.

                                   MANAGEMENT

Executive Officers and Directors

  The following table shows information about our executive officers and directors as of August 11, 2000:

Name                      Age Position(s)
----                      --- -----------
Vinod K. Agarwal,          48
 Ph.D. .................      President, Chief Executive Officer, Director and Secretary
John H. Barnet..........   65 Vice President of Finance and Chief Financial Officer
Michael C. Howells......   38 Vice President of Engineering
Mukesh J. Mowji.........   42 Vice President of Manufacturing Business
Benoit Nadeau-Dostie,      43
 Ph.D. .................      Chief Scientist
Dale S. Olstinske.......   45 Vice President of Sales
Rodger W. Sykes,           44
 Ph.D. .................      Vice President of Marketing and Business Development
Navindra Jain,             49
 Ph.D.(1)...............      Chairman of the Board
Richard C. Black(1)(2)..   32 Director
D. James Guzy(2)........   64 Director
David L. Sulman.........   57 Director
Jon D. Tompkins(2)......   60 Director

--------
(1)  Member of the Compensation Committee
(2)  Member of the Audit Committee

  Vinod K. Agarwal, Ph.D., founded LogicVision in 1992 and has served as our President, Chief Executive Officer and a director since 1992. Prior to founding LogicVision, Dr. Agarwal was the Nortel/NSERC Industrial Research Chair Professor at McGill University in Montreal and served as a consultant to Nortel Networks Corporation, Hitachi, Ltd. and Eastman Kodak Company for developing their design-for-test/embedded test environment. In 1992, Dr. Agarwal was elected to be a Fellow of The Institute of Electrical and Electronics Engineers, Inc., or IEEE, for his contributions to built-in self-test and fault-tolerant computing. Dr. Agarwal is a co-inventor of several U.S. patents on embedded test technology. He holds a B.E. in Electronics from Birla Institute of Technology and Science, Pilani, India, an M.S. in Electrical Engineering from University of Pittsburgh and a Ph.D. in Electrical Engineering from Johns Hopkins University.

  John H. Barnet has served as Vice President of Finance and Chief Financial Officer since September 1999, after having served as a financial consultant since January 1999. From 1996 to 1998, Mr. Barnet was Vice President of Finance and Administration and Chief Financial Officer of ESS Technology, Inc., a fabless semiconductor company. From 1992 to 1996, Mr. Barnet served as Executive Vice President, Finance and Chief Financial Officer for Trimble Navigation, Ltd., a manufacturer of global positioning satellite instruments. Prior to 1992, he held Vice President of Finance and Chief Financial Officer positions with Centex Telemanagement, Inc., Philips-Signetics Corporation, Teledyne Semiconductor and Acurex Corporation. Mr. Barnet holds a B.S. in Industrial Engineering from Stanford University and an M.B.A. from Columbia University.

  Michael C. Howells has served as our Vice President of Engineering since 1994 and joined us as our Director of Marketing in 1993. Prior to joining LogicVision, Mr. Howells was a Senior Product Marketing Engineer with Mitsubishi Electronics America in their application specific integrated circuit group. While at Mitsubishi, Mr. Howells was involved in marketing deep sub-micron application specific integrated circuits, as well as development of related design flows and electronic design automation tools, and was also responsible for Mitsubishi's Ottawa application specific integrated circuit design center. He holds a B.Eng. and an M.Eng. in Electrical Engineering from McGill University.

  Mukesh J. Mowji has served as our Vice President of Manufacturing Business since August 2000, responsible for business development and marketing in semiconductor manufacturing. From 1988 to 2000

Mr. Mowji held various senior positions in marketing, sales, and field operations at LTX Corporation, and, from 1979 to 1988, Mr. Mowji held various senior positions in engineering, operations and sales with the test equipment division of Schlumberger Limited's test equipment business. He holds a B.S. in Electrical Engineering from San Francisco State University.

  Benoit Nadeau-Dostie, Ph.D., has served as our Chief Scientist since 1994. He was the primary architect of Bell-Northern Research and Northern Telecom's, now Nortel Networks, design-for-test/embedded test program that resulted in several key patents related to built-in self-test. He has been published in numerous journals, magazines and conference proceedings, specifically in the areas of memory, logic and printed circuit board embedded test. Dr. Nadeau-Dostie is an active member of several conference program committees, and is on the editorial board of Design & Test of Computers magazine. He is also a senior member of the IEEE 1149.1 Standard Working Group. He was elected a senior member of the IEEE based on his contributions in embedded test and design-for-test. Dr. Nadeau-Dostie has been co-inventor of several of our issued patents and the editor of Design for At-Speed Test, Diagnosis and Measurement. He holds a B.S. and a Ph.D. from Universite de Sherbrooke.

  Dale S. Olstinske has served as our Vice President of Sales since April 1998. He has directed and managed worldwide sales and marketing efforts for electronics companies in areas of design tools, electronic components, system-level products and application specific integrated circuit foundry services. Prior to joining LogicVision, Mr. Olstinske held the position of Executive Vice President at Frequency Technology, Inc. from August 1996 to April 1998. From February 1991 to August 1996, he held senior sales management and general management positions at LSI Logic Corporation. Prior to that, he held senior sales management and general management positions at Martan, Inc., Ready Systems and Intel Corporation. He holds a B.S. in Electrical and Computer Engineering from the University of Wisconsin.

  Rodger W. Sykes has served as our Vice President of Marketing and Business Development since July 1999. Prior to joining LogicVision, Dr. Sykes was the Marketing and Business Development Director for Philips Semiconductors, a division of Royal Dutch Philips, in the Windows Systems IC business unit from April 1997 to June 1999. While at Philips, he also managed the Paradise Multimedia business unit and prior to that was a lead member of the semiconductor strategic executive group. Prior to serving at Philips, Dr. Sykes spent 13 years at Texas Instruments Incorporated in Europe and the U.S. in various technical, marketing and business management roles in the ASIC sector. He holds a B.S. in Electronics and Applied Physics and a Ph.D. in Semiconductor Device Physics from Durham University, U.K.

  Navindra Jain, Ph.D., has served on our Board of Directors since our inception in 1992 and has been Chairman of the Board since January 1996. In 1982, Dr. Jain co-founded Excelan Inc., a manufacturer of networking products, and was its Vice President of Engineering until it was acquired by Novell, Inc. in 1989. At Novell he served as Vice President and General Manager of the Internetworking and Network Management Divisions. In 1993 Dr. Jain resigned to pursue his personal interests, including investments in high-tech industries. Dr. Jain holds a B.S. in Electrical Engineering from Birla Institute of Technology and Science, Pilani, India and a Ph.D. in Electrical Engineering from Carnegie Mellon University.

  Richard C. Black has served on our Board of Directors since August 1994. Mr. Black is a Vice President with Helix Investments (Canada), Inc. and has been with Helix since May 1991. He also serves on the board of directors of Open Text Corporation, CRS Robotics Corporation and numerous private companies and on the advisory boards of Royal Bank Capital Partners and the Longtitude Fund L.P. Mr. Black holds an H.B.A. from the School of Business at the University of Western Ontario.

  D. James Guzy has served on our Board of Directors since February 1999.
Mr. Guzy has served on the board of directors of Intel Corporation since 1969 and as President of the Arbor Company, a limited partnership engaged in the electronics and computer industry, since 1969. Mr. Guzy also serves on the board of directors of Cirrus Logic, Inc., Micro Component Technology, Inc., Novellus Systems, Inc.,

Davis Selected Group of Mutual Funds, Alliance Capital Management Technology Fund and PLX Technology. Mr. Guzy holds a B.S. from the University of Minnesota and an M.S. from Stanford University.

  David L. Sulman has served on our Board of Directors since July 1999. Mr. Sulman is a Senior Vice President of Teradyne, Inc., a supplier of automatic test equipment and software for the electronics and telecommunications industries. Since joining Teradyne as a design engineer in 1974, he has led the initial development of the assembly test division's L200 board-test product line and the engineering effort behind Teradyne's A5/Catalyst family of mixed-signal and system-on-a-chip tests. He served as General Manager of the Industrial/Consumer Division from 1992 to March 2000. Mr. Sulman holds a B.A. from Yale University and an M.S. in Electrical Engineering from the Massachusetts Institute of Technology.

  Jon D. Tompkins has served on our Board of Directors since July 1999. In June 1999, Mr. Tompkins retired as Chairman of the Board of KLA-Tencor Corporation, a supplier of process diagnostic system and yield management solutions to the semiconductor and data storage industries, where he also served as Chief Executive Officer from May 1997 to June 1998. Prior to the merger of KLA and Tencor, Mr. Tompkins served as Chairman of the Board, Chief Executive Officer and President of Tencor Instruments from April 1991 to May 1997. Mr. Tompkins serves on the board of directors of KLA-Tencor, Credence Systems Corporation, Cymer, Inc. and Electro Scientific Industries, Inc. He also served as Chairman of the Board of SEMI/SEMATECH from June 1998 to June 1999. Mr. Tompkins holds a B.S. in Electrical Engineering from the University of Washington and an M.B.A. from Stanford University.

Board of Directors

  We currently have authorized seven directors. All directors are elected to hold office until the next annual meeting of our stockholders and until their successors have been elected. There are no family relationships among any of our directors or executive officers.

Board Committees

  Our board of directors has a compensation and an audit committee. Our compensation committee is responsible for, among other things, determining salaries, incentives and other forms of compensation for directors, officers and employees and administering various incentive compensation and benefit plans. Messrs. Black and Jain are the current members of our compensation committee. In 1999, Kilin To, a former member of our board of directors, was also a member of our compensation committee. Our audit committee reviews our annual audit and meets with our independent auditors to review our internal accounting procedures and financial management practices. Messrs. Black, Guzy and Tompkins are the current members of our audit committee.

Director Compensation

  Except as we otherwise describe below, we have not paid any cash compensation to members of our board of directors for their services as directors.

  We reimburse outside directors for reasonable expenses in connection with attendance at board and committee meetings. Directors also are eligible to receive stock options under our 1994 stock plan. Directors who are not employees will also receive options under our 2000 stock plan. See "Stock Plans--2000 Stock Incentive Plan."

Indemnification Agreements

  We plan to enter into agreements to indemnify our directors and executive officers. We believe that these agreements are necessary to attract and retain qualified persons as directors and executive officers.

Compensation Committee Interlocks and Insider Participation

  No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other entity, nor has any interlocking relationship existed in the past.

Executive Compensation

  The following table summarizes all compensation paid to our chief executive officer and to our four other most highly compensated executive officers whose total annual salary and bonus exceeded $100,000, for services rendered in all capacities to us during the fiscal year ended December 31, 1999.

                           Summary Compensation Table

                                                 Annual           Long-Term
                                              Compensation      Compensation
                                           ------------------ -----------------
                                            Salary            Shares Underlying
Name and Position(s)                         ($)    Bonus ($)    Options (#)
--------------------                       -------- --------- -----------------
Vinod K. Agarwal, Ph.D. .................. $239,000  $50,000        75,000
 Chief Executive Officer and President

John H. Barnet............................  163,333      --        122,500
 Vice President of Finance and Chief
  Financial Officer(1)

Michael C. Howells........................  165,000   30,000        37,500
 Vice President of Engineering

Dale S. Olstinske.........................  204,628   10,000           --
 Vice President of Sales(2)

--------
(1) Includes amounts earned as a consultant. Mr. Barnet commenced employment in September 1999.
(2)  Includes sales commissions.

Stock Options

  The following tables set forth certain information for the fiscal year ended December 31, 1999 with respect to stock options granted to and exercised by the individuals named in the Summary Compensation Table above. The percentage of total options granted is based on an aggregate of 809,375 options granted in 1999.


                                                                   Potential Realizable
                                     Individual Grants               Value at Assumed
                         -----------------------------------------    Annual Rates of
                         Number of  % of Total                          Stock Price
                           Shares    Options   Exercise              Appreciation For
                         Underlying Granted to  Price                 Option Term(3)
                          Options   Employees    Per    Expiration ---------------------
Name                      Granted    in 1999   Share(1)  Date(2)     5% ($)    10% ($)
----                     ---------- ---------- -------- ---------- ---------- ----------
Vinod K. Agarwal,
 Ph.D.(4)...............   75,000       9.2%    $1.76   10/5/2009  $  251,978 $  414,130
John H. Barnet(5).......   12,500       1.5      1.76   6/11/2009       4,940      8,118
                          100,000      12.3      1.76   8/31/2009     160,552    263,835
                           10,000       1.2      1.76   8/31/2009      17,126     28,142
Michael C. Howells(6)...   37,500       4.6      1.76   10/5/2009     125,989    207,065
Dale S. Olstinske.......      --        --        --        --

                             Option Grants in 1999
--------
(1) The exercise price for each grant is equal to 100% of the fair market value of our common stock on the date of grant.

(2) The options have a term of 10 years, subject to earlier termination in certain events related to termination of employment.
(3) The 5% and 10% assumed rates of appreciation are suggested by the rules of the Securities and Exchange Commission and do not represent our estimate or projection of the future common stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(4) The options will vest in full on October 6, 2004, but will vest earlier as to 75,000 shares in the event we achieve specified financial performance goals.

(5) Options to purchase 12,500 shares were fully vested on the date of grant. Options to purchase 100,000 shares vest as to 6,250 shares every three months beginning August 31, 1999. The remaining options to purchase 10,000 shares vested in full on an accelerated basis on January 31, 2000.

(6) The options granted vest as to 4,687 shares every six months beginning October 5, 1999.

         Aggregated Option Exercises in 1999 and Year-End Option Values

  The value realized is based on the difference between the fair market value of the common stock on December 31, 1999, and the exercise price of the option, multiplied by the number of shares issuable upon exercise of the option.

                                                Number of Unexercised     Value of Unexercised
                                                  Options at Fiscal       In-the-Money Options
                           Shares                     Year-End             at Fiscal Year-End
                         Acquired on  Value   ------------------------- -------------------------
Name                      Exercise   Realized Exercisable/Unexercisable Exercisable/Unexercisable
----                     ----------- -------- ------------------------- -------------------------
Vinod K. Agarwal,
 Ph.D. .................      --      $   --        500,000/75,000         $1,662,500/$153,000
John H. Barnet..........   12,500      3,000         6,250/103,750             12,750/211,650
Michael C. Howells......      --          --        12,500/37,500               43,750/76,500
Dale S. Olstinske.......      --          --        40,000/60,000              85,400/194,600

Stock Plans

 1994 Flexible Stock Incentive Plan

  Our 1994 Stock Plan provides for the granting of incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, to employees, officers and employee directors and the granting of nonstatutory stock options and stock purchase rights to employees, officers, directors, including non-employee directors, and consultants. As of June 30, 2000, 635,881 shares of common stock have been issued upon exercise of options granted under our 1994 Stock Plan and options to purchase 1,640,135 shares of common stock were outstanding. Options granted under the 1994 Stock Plan generally become exercisable at the rate of 1/4 of the total number of shares subject to the options twelve months after the vesting commencement date, and 1/8 of the total number of shares subject to the options every six months thereafter. The 1994 Stock Plan provides that in the event we are involved in a merger or sale of assets following which our stockholders would hold less than 50% of the voting power of the surviving or acquiring corporation, we will make appropriate adjustments in order to preserve the benefits of options outstanding under the plan. Options granted under the 1994 Stock Plan terminate immediately prior to the effective date of such a merger or asset sale, unless the surviving or acquiring company assumes them. Our 2000 Stock Plan is intended to serve as a successor to the 1994 Stock Plan. When our 2000 Stock Plan becomes effective, as described below, no further grants will be made under the 1994 Stock Plan. In addition, when our 2000 Stock Plan becomes effective, shares that are subject to expired, terminated or unexercised options, or shares which are then available for grant under our 1994 Stock Plan, will become available for grant or issuance under our 2000 Stock Plan.

 2000 Stock Incentive Plan

  In August 2000, our board of directors adopted the LogicVision, Inc. 2000 Stock Incentive Plan. We plan to submit it for approval by our stockholders prior to the completion of this offering. A total of

1,000,000 shares of common stock are currently reserved for issuance under the 2000 Stock Plan pursuant to the direct award or sale of shares or the exercise of options granted under the 2000 Stock Plan. The number of shares reserved for issuance under our 2000 Stock Plan will be increased on the first day of each of our fiscal years from 2002 to 2010 by the lesser of 750,000 shares, 3.5% of the outstanding shares of our common stock on that date or a lesser amount determined by our board of directors. If any option granted under the 2000 Stock Plan expires or terminates for any reason without having been exercised in full, then the unpurchased shares subject to that option will once again be available for additional option grants. Also, if any option granted under the 2000 Stock Plan expires or terminates for any reason without having been exercised in full, then the number of shares available for issuance under the 2000 Stock Plan will be increased by a number equal to the unpurchased shares subject to that option.

  Under the 2000 Stock Plan, all of our employees, outside directors and consultants are eligible to purchase shares of common stock and to receive awards of shares or grants of nonstatutory options. Employees are also eligible to receive grants of incentive stock options, or ISOs, intended to qualify under Section 422A of the Internal Revenue Code of 1986, as amended, or the Code. The 2000 Stock Plan is administered by the Compensation Committee of our the Board of Directors, which selects the persons to whom shares will be sold or awarded or options will be granted, determines the number of shares to be made subject to each sale, award or grant, and prescribes other terms and conditions, including the type of consideration to be paid to us upon sale or exercise and vesting schedules in connection with each sale, award or grant.

  The exercise price under the nonstatutory options generally must be at least 100% of the fair market value of the common stock on the date of grant. The exercise price under ISOs cannot be lower than 100% of the fair market value of the common stock on the date of grant and, in the case of ISOs granted to holders of more than 10% of the voting power of the Company, not less than 110% of such fair market value. The term of an option cannot exceed 10 years, and the term of an ISO granted to a holder of more than 10% of our voting power cannot exceed five years. Options generally expire not later than 90 days following a termination of employment or twelve months following the optionee's death or permanent disability.

  Under our 2000 Stock Plan, each outside director, or director who is not an employee, will receive a nonstatutory stock option to purchase 7,500 shares on the first business day after election to the board of directors. On the first business day following each regular annual meeting of our stockholders following his or her election to the board, each outside director will receive a nonstatutory stock option to purchase 2,500 shares, or a pro rata portion of that amount, if he or she is not elected at an annual stockholders' meeting. The exercise price of all such grants to outside directors will be 100% of the fair market value of a share of common stock on the date of grant, and these stock options will vest annually in three equal installments.

 2000 Employee Stock Purchase Plan

  Our 2000 Employee Stock Purchase Plan was adopted by the board of directors in September 2000 to be effective on the date of this offering. We plan to submit it for approval by our stockholders prior to the commencement of this offering. A total of 250,000 shares of our common stock has been reserved for issuance under the plan, subject to adjustment for dilutive events. The number of shares reserved for issuance under the plan will be increased on the first day of each fiscal year, commencing in 2002, by the lesser of 125,000 shares, 1% of the outstanding shares on that date or a lesser amount as determined by the board of directors. The plan, which is intended to qualify under Section 423 of the Internal Revenue Code of 1986, as amended, will be administered by the compensation committee of our board of directors.

  The plan will be implemented during a series of successive offering periods, each with a duration of six months. The initial offering period will start on the date of the commencement of this offering and end on January 31, 2001. Thereafter, new offering periods will commence on February 1 and August 1 of each year.

During each accumulation period, payroll deductions will accumulate, without interest. On the last business day of each accumulation period, accumulated payroll deductions will be used to purchase common stock.

  Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may elect to become participants in the plan for any offering period no later than 15 days prior to the commencement of that offering period. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. For each offering period, the purchase price per share will be equal to the lower of 85% of the fair market value per share on the last trading day of the month in which the offering period expires or, if lower, 85% of the fair market value per share on the last trading day before the commencement of the offering period. Semi-annual purchase dates will occur on the last business day of July and January each year. No participant may purchase more than 375 shares on any purchase date or shares with a fair market value in excess of $25,000 in any calendar year.

  Should we be acquired by merger or sale of substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to 85% of the fair market value per share on the last trading day before the commencement of the offering period or, if lower, 85% of the fair market value per share immediately prior to the acquisition. The board may at any time amend, suspend or discontinue the plan. However, some amendments may require stockholder approval.

401(k) Plan

  Effective November 1, 1995, we established a tax-qualified employee savings and retirement plan for which our employees will generally be eligible. Under the LogicVision, Inc. 401(k) Plan, employees may elect to reduce their current compensation and have the amount of such reduction contributed to the 401(k) Plan. The 401(k) Plan permits, but does not require, additional matching contributions to the 401(k) Plan by us on behalf of all participants in the 401(k) Plan. To date, we have made no matching contributions. The 401(k) Plan is intended to qualify under Section 401 of the Code, so that contributions to the 401(k) Plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) Plan, and so that contributions by us, if any, will be deductible by us when made.

                           RELATED PARTY TRANSACTIONS

  In August 1996, we loaned Michael Howells, our Vice President of Engineering, $75,000 in connection with his relocation to San Jose. The loan bears simple interest at the rate of 8.0% per year. We agreed to forego interest on this loan for five years and to reimburse Mr. Howells for taxes on such foregone interest. The loan is secured by 50,000 shares of our common stock. On June 19, 2001, Mr. Howells will have the option to pay the loan in full, enter into a 10-year interest amortization schedule at 8.0% per year, or forfeit the collateral.

  In April 1997, we borrowed $1,000,000 from Navindra Jain, the chairman of our board of directors. In connection with this loan, we issued Dr. Jain warrants to purchase up to 21,367 shares of Series F Convertible Preferred Stock at an exercise price of $8.50. We repaid this loan in full in May 1997.

  In April 1997, we borrowed $500,000 from Phillippi Investments Ltd. In connection with this loan, we issued Phillippi Investments warrants to purchase up to 10,684 shares of Series F Convertible Preferred Stock at an exercise price of $8.50 per share. Richard Black, one of our directors, was an officer of Phillippi Investments. We repaid this loan in full in May 1997.

  From January 1997 through January 2000, we sold shares of our preferred stock in private financings as follows:

  . 2,108,569 shares of Series F Convertible Preferred Stock and warrants to purchase 333,841 shares of Series F Convertible Preferred Stock for aggregate consideration of $17,871,320 in May and July 1997;

  . 605,882 shares of Series G Convertible Preferred Stock and warrants to purchase 424,117 shares of common stock, for aggregate consideration of $5,150,001, in January and March 1999;

  . 387,618 shares of Series H-1 Convertible Preferred Stock and warrants to purchase 271,310 shares of Series H-2 Convertible Preferred Stock, for aggregate consideration of $3,294,753, in May and June 1999;

  . 1,715,769 shares of Series I Convertible Preferred Stock and warrants to purchase 22,847 shares of Series I Convertible Preferred Stock, for aggregate consideration of $14,584,080, in January, March and June 2000.

  Each share of Series F Convertible Preferred Stock will convert into 2.125 shares of common stock upon the closing of this offering. Each share of Series G, H-1, H-2 and I Convertible Preferred Stock will convert into two shares of common stock upon the closing of this offering. The purchasers of the preferred stock include the following directors, officers, holders of 5% of our securities and their affiliated entities:

                                                                  Warrants to
                             Shares of Preferred Stock       Purchase Capital Stock
                         ---------------------------------- ------------------------
                         Series  Series             Series  Common Series
Investor                    F       G    Series H-1    I    Stock    F    Series H-2
--------                 ------- ------- ---------- ------- ------ ------ ----------
Citicorp................ 500,000  58,823     --     352,941 41,176 75,000     --
CG Asian-American Fund,
 L.P.(1)................ 235,294  14,117     --         --   9,882 35,294     --
Citi Growth Fund II
 Offshore L.P.(1)....... 235,294  14,117     --         --   9,882 35,294     --
Navindra Jain(2)........     --  117,647     --         --  82,352    --      --
Princeton Global Fund,
 L.P. .................. 117,412   7,059     --         --   4,941 17,612     --
Jon D. Tompkins(3)......     --      --    7,500        --     --     --    5,249

--------

(1) Kilin To is an officer of the general partner of CG Asian-American Fund, L.P. and Citi Growth Fund II Offshore, L.P. Mr. To was a director of LogicVision from May 1997 to August 2000.

(2)  Dr. Jain is one of our directors.

(3)  Mr. Tompkins is one of our directors.

  In connection with the sale of our Series F Preferred Stock to Citicorp in May 1997, we entered into an agreement with Citicorp relating to Citicorp's ability to vote in elections of directors. This agreement provides that Citicorp or any entity controlled by Citicorp will have no right to vote in the election of directors with respect to any securities held by those entities in excess of 4.99% of all shares entitled to vote in that election.

  The purchasers of the above shares of preferred stock are entitled to registration rights. See "Description of Capital Stock--Registration Rights."

  We believe that the transactions described above were on terms no less favorable than could be obtained from unaffiliated parties.

  For information concerning indemnification of directors and officers, see "Management--Indemnification Agreements" and "Description of Capital Stock-- Limitation of Liability and Indemnification Matters."

                             PRINCIPAL STOCKHOLDERS

  The following table sets forth information as of September 30, 2000 about the number of shares of common stock beneficially owned and the percentage of common stock beneficially owned before and after the completion of this offering by:

  .  each executive officer named above under "Executive Compensation";

  .  each of our directors;

  . each person known to us to be the beneficial owner of more than 5% of our common stock; and

  .  all of our directors and executive officers as a group.

  Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o LogicVision, Inc., 101 Metro Drive, Third Floor, San Jose, California 95110.

  We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of common stock that they beneficially own, subject to applicable community property laws.

  For purposes of the table below, we have assumed that 14,207,303 shares of common stock will be outstanding upon completion of this offering, based on 9,707,303 shares of common stock outstanding on September 30, 2000. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of September 30, 2000. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person, except shares issuable upon the exercise of outstanding warrants with terms that expire at the closing of this offering.

                                                                Percentage of
                                                                Common Stock
                                                                Beneficially
                                                                    Owned
                                            Number of Shares  -----------------
                                            of Common Stock    Before   After
Name and Address of Beneficial Owner       Beneficially Owned Offering Offering
------------------------------------       ------------------ -------- --------
Directors and Named Executive Officers:
Vinod K. Agarwal, Ph.D. .................        500,000         5.2%     3.5%
Navindra Jain, Ph.D.(1)..................        751,681         7.7      5.3
Richard C. Black(2)(10)..................      1,751,816        18.0     12.3
D. James Guzy(3).........................         92,647         1.0       *
David L. Sulman(4).......................        851,741         8.5      5.9
Jon D. Tompkins(5).......................         32,500          *        *
John H. Barnet(6)........................         53,750          *        *
Michael Howells(7).......................        291,000         3.0      2.0
Dale Olstinske(8)........................         53,500          *        *
All directors and executive officers as a
 group (12 persons)......................      4,491,447        43.5     30.3

5% Stockholders:
Helix (PEI), Inc.(9)(2)..................      1,739,066        17.9     12.2
Citicorp(10).............................      1,049,171        10.7      7.3
Entities affiliated with Citi Growth
 Funds(11)...............................        769,635         7.8      5.4

--------
  *   Less than 1%.

 (1) Includes 102,380 shares subject to warrants and 5,000 shares subject to options.

 (2) Includes 1,739,066 shares and 11,351 shares subject to warrants held by Helix (PEI), Inc. Mr. Black is the Vice President of Helix. Mr. Black disclaims beneficial ownership of the shares held by Helix, except to the extent of his pecuniary interest therein.

 (3) Includes 79,412 shares held by the Arbor Company and 19,919 shares subject to warrants held by the Arbor Company. Mr. Guzy is the chairman of the Arbor Company.

 (4) Includes 588,324 shares held by Teradyne, Inc. and 263,507 shares subject to warrants held by Teradyne. Mr. Sulman is a vice president and a general manager of Teradyne. Mr. Sulman disclaims beneficial ownership of the shares held by Teradyne except to the extent of his pecuniary interest therein. The address for Teradyne is 321 Harrison Avenue, MS-H108, Boston, MA 02118.

 (5)  Includes 25,000 shares subject to options.

 (6)  Includes 41,250 shares subject to options.

 (7)  Includes 41,000 shares subject to options.

 (8)  Includes 53,500 shares subject to options.

 (9) The address for Helix (PEI), Inc. is 99 Yorkville Avenue, Suite 210, Toronto, Ontario M5R 3K5, Canada. Includes 11,351 shares subject to warrants. Helix (P.E.I.) Inc. is a wholly-owned subsidiary of Helix Investments (Canada) Inc. Helix Investments (Canada) has full voting and investment power with respect to all shares held by Helix (P.E.I.). Mr. Black is Vice President of Helix Investments (Canada).

(10) The address for Citicorp is 399 Park Avenue, 14th Floor, Zone 8, New York, New York 10022. Includes 119,526 shares subject to warrants. Includes 325,294 shares held by Internet Opportunities LLC I. Citicorp is the managing member of the managing number of Internet Opportunities LLC
      I. Each of Citicorp and Internet Opportunities LLC I has sole voting and investment power with respect to all shares owned by it, subject to an agreement with us limiting their power to vote those shares in the election of directors. See "Related Party Transactions."

(11) Includes 264,116 shares and 47,061 shares subject to warrants held by Citi Growth Fund II Offshore, L.P.; 264,116 shares and 47,061 shares subject to warrants held by GC Asian-American Fund, L.P.; and 131,809 shares and 23,492 shares subject to warrants held by Princeton Global Fund, L.P. Messrs. Kilin To, Peter G. Gerry, and John R. Whitman equally own and control Sycamore Management Corporation, investment adviser to, and the general partner of the general partner of, Citi Growth Fund II Offshore, L.P. and CG Asian-American Fund, L.P. Messrs. Subir Ray, Abbas Al Qattan, and J. William Taylor are officers, directors and owners of Princeton Global Capital Management Company, the general partner of the general partner of Princeton Global Fund, L.P. Sycamore Management Corporation and Princeton Global Capital Management Company are co-investment advisors to this fund.

                          DESCRIPTION OF CAPITAL STOCK

General

  The following description of our securities and provisions of our restated certificate of incorporation and bylaws is only a summary. You should also refer to the copies of our restated certificate of incorporation and bylaws that have been filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part, and to the provisions of Delaware law.

  Upon the closing of this offering, our authorized capital stock, after giving effect to the conversion of all outstanding preferred stock into common stock, and the amendment of our certificate of incorporation, will consist of 125,000,000 shares of common stock, $0.0001 par value, and 5,000,000 shares of preferred stock, $0.0001 par value.

Common Stock

  As of June 30, 2000, there were 9,344,192 shares of common stock outstanding held by approximately 170 stockholders of record, assuming:

  . the automatic conversion of each outstanding share of preferred stock upon the closing of the offering;

  . the issuance of 34,053 shares upon the exercise of outstanding warrants to purchase preferred stock with terms that expire at the closing of this offering; and

  . the issuance of 137,697 shares upon the exercise on a net issuance basis of outstanding warrants to purchase common stock with terms the expire at the closing of this offering, assuming an initial offering price of $11.00 per share.

  The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably dividends, if any, as may be declared by our board of directors out of funds legally available therefor. See "Dividend Policy." Upon our liquidation, dissolution or winding up, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

  Upon the closing of this offering, all outstanding shares of preferred stock will be converted into common stock. See Note 5 of Notes to Consolidated Financial Statements for a description of the currently outstanding preferred stock. Following the conversion, our certificate of incorporation will be restated to delete all references to the prior series of preferred stock, and 5,000,000 shares of undesignated preferred stock will be authorized. The board of directors has the authority, without further action by the stockholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers, and other rights of those shares. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying, deferring or preventing a change in control of us. We have no present plans to issue any shares of preferred stock.

Warrants

  Upon the closing of this offering, we will have outstanding warrants to purchase an aggregate of 887,428 shares of our common stock at exercise prices ranging from zero to $8.50, or a weighted average exercise price of $4.47. These warrants expire on dates ranging from May 2002 to December 2009 and may expire earlier upon a sale of the company, as defined in the warrants.

Registration Rights

  After this offering, the holders of 8,738,949 shares of common stock issued upon conversion of the preferred stock are entitled to contractual rights to require us to register those shares under the Securities Act. If we propose to register any of our securities under the Securities Act for our own account, holders of those shares are entitled to include their shares in our registration, provided, among other conditions, that the underwriters of any such offering have the right to limit the number of shares included in the registration. These holders have waived their rights to include their shares in this offering. One hundred and eighty days after the effective date of the registration statement of which this prospectus is a part, and subject to limitations and conditions specified in the investor rights agreement with the holders, holders of at least 33% of all or part of those shares may require us to prepare and file a registration statement under the Securities Act at our expense covering those shares, provided that the shares to be included in the registration have an anticipated aggregate public offering price of at least $10,000,000. We are not obligated to effect more than two of these stockholder-initiated registrations. Holders of those shares may also require us to file additional registration statements on Form S-3, subject to limitations specified in the investor rights agreement.

Delaware Anti-Takeover Law and Selected Charter Provisions

  We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes a merger, asset sale or other transaction resulting in financial benefit to the stockholder. An "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior did own, 15% or more of the corporation's voting stock.

  Upon the closing of this offering, our certificate of incorporation will provide that our bylaws may be repealed or amended only by a two-thirds vote of the board of directors or a two-thirds stockholder vote. Further, the certificate of incorporation will require that all stockholder action be taken at a stockholders' meeting. In addition, those provisions of the certificate of incorporation may only be amended or repealed by the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock entitled to vote generally for the election of directors voting together as a single class. The provisions described above, together with the ability of the board of directors to issue preferred stock as described above, may have the effect of deterring a hostile takeover or delaying a change in our control or management.

Limitation of Liability and Indemnification Matters

  We have adopted provisions in our certificate of incorporation that limit the liability of our directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law. Delaware law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability

  . for any breach of their duty of loyalty to us or our stockholders,

  . for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

  . for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided Section 174 of the Delaware General Corporation Law, or

  . for any transaction from which the director derived an improper personal benefit.

  Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least two-thirds of our shares entitled to vote in the election of directors, voting as one class.

  Our certificate of incorporation and bylaws also provide that we will indemnify our directors and officers to the fullest extent permitted by Delaware law. We have entered into separate indemnification agreements with our directors and executive officers that could require us, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability provision in our certificate of incorporation and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Nasdaq Symbol

  We propose to list our common stock on the Nasdaq National Market under the symbol LGVN.

Transfer Agent and Registrar

  The transfer agent and registrar for the common stock is ChaseMellon Shareholder Services, L.L.C.

                             REPURCHASE OFFER

Reasons for the Offer

  The issuance of common stock and options to purchase common stock between May 1999 and June 2000 under our 1994 stock option plan may not have been exempt from qualification under California state securities laws. If the issuances were not exempt, we may have violated the qualification requirements of California state securities laws. Although we were able to rely on the Rule 701 exemption under the federal securities law, we may be unable to rely on the exemption provided by Section 25102(f) of the California Corporations Code because these options were granted, and these shares were issued, to more than 35 persons during a 12-month period. We may also be unable to rely on the exemption provided by Section 25102(o) of the California Corporations Code because the required filings under that section were not made or were untimely.

Terms of the Offer

  As a result, we intend to make a repurchase offer to the holders of these shares and options before we commence this initial public offering. This offer will be held open for 30 days after the date of the offer to repurchase. These holders will be able to accept our repurchase offer before the expiration date of the offer by returning to us shares and options to be repurchased and an election notice that we will deliver to the holders of these shares and options. If accepted, our repurchase offer could require us to make total payments to those holders of up to approximately $625,000 plus statutory interest of 7% per year. Any funds paid under the offer will come from our existing cash balances.

Shares and Options Subject to the Offer

  The repurchase offer will cover 93,083 shares issued upon option exercises and 1,176,645 shares subject to unexercised options. We will offer to repurchase shares issued upon options exercised at the price per share paid for them under the 1994 stock option plan, plus interest at a statutory rate from the date of purchase by the purchaser to the expiration of the repurchase offer. Also, we will offer to repurchase the prior option grants that have not been exercised at a price of 20% of the exercise price per share.

  We are not aware of any repurchase claims against us.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to this offering, there has been no public market for our common stock. We cannot predict the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to contractual and legal restrictions on resale. Nevertheless, sales of our common stock in the public market after the restrictions lapse, or the perception that those sales may occur, could cause the prevailing market price to decrease or to be lower than it might be in the absence of those sales or perceptions.

Sale of Restricted Shares

  Upon completion of this offering, we will have outstanding 13,844,192 shares of common stock. The 4,500,000 shares of common stock being sold in this offering will be freely tradable, unless they are purchased by any of our "affiliates," as that term is defined in Rule 144 under the Securities Act, in which case they may only be sold in compliance with the limitations described below. The remaining shares are "restricted shares" within the meaning of Rule 144 under the Securities Act. These remaining shares are eligible for public sale only if registered under the Securities Act or sold in accordance with Rule 144 or Rule 701 under the Securities Act, which are summarized below.

  As a result of the lock-up agreements described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

  .    shares will be eligible for sale on the date of this prospectus;

  .    shares will be eligible for sale 90 days after the date of this prospectus;

  .                 shares will be eligible for sale upon the expiration of
    the lock-up agreements, described above, beginning 180 days after the date of this prospectus; and

  .                 shares will be eligible for sale upon the exercise of
    vested options 180 days after the date of this prospectus.

Lock-Up Agreements

  All of our executive officers, five of our directors and most of our
stockholders, who collectively hold an aggregate of       shares of common
stock, have agreed that they will not sell any common stock owned by them without the prior written consent of the Chase Securities Inc. for a period of 180 days from the date of this prospectus. Chase Securities Inc. may, in its sole discretion and at any time without notice, release some or all of the shares subject to lock-up agreements prior to the expiration of the 180-day period.

Rule 144

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person deemed to be our affiliate, or a person holding restricted shares who beneficially owns shares that were not acquired from us or our affiliate within the previous year, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

  . 1% of the then outstanding shares of common stock, or approximately
    138,442 shares immediately after this offering, assuming no exercise of the underwriters' over-allotment option, or

  . the average weekly trading volume of the common stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Securities and Exchange Commission.

  Sales under Rule 144 are subject to requirements relating to manner of sale, notice and availability of current public information about us. However, if a person, or persons whose shares are aggregated, is not deemed to have been our affiliate at any time during the 90 days immediately preceding the sale, he or she may sell his or her restricted shares under Rule 144(k) without regard to the limitations described above, if at least two years have elapsed since the later of the date the shares were acquired from us or from our affiliate.

Rule 701

  Rule 701 permits resales of shares in reliance upon Rule 144 but without compliance with some restrictions, including the holding period requirement, of Rule 144. Any employee, officer or director or consultant who purchased his or her shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell those shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait 90 days after the date of this prospectus before selling such shares. However, all shares issued by us pursuant to Rule 701 are subject to lock-up agreements and will only become eligible for sale upon the expiration of the lock-up agreements.

Stock Plans

  We intend to file registration statements under the Securities Act covering the shares of common stock reserved for issuance under our stock plans. These registration statements are expected to be filed soon after the date of this prospectus and will automatically become effective upon filing. Accordingly, shares registered under these registration statements will be available for sale in the open market, unless those shares are subject to vesting restrictions with us or the contractual restrictions described above.

Registration Rights

  In addition, after this offering, the holders of approximately 8,738,949 shares of common stock will be entitled to rights to cause us to register the sale of those shares under the Securities Act. Registration of these shares under the Securities Act would result in these shares, other than shares purchased by our affiliates, becoming freely tradable without restriction under the Securities Act immediately upon the effectiveness of the registration. See "Description of Capital Stock--Registration Rights."

                                  UNDERWRITING

  Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Chase Securities Inc., Robertson Stephens, Inc. and SG Cowen Securities Corporation, have severally agreed to purchase from us the following numbers of shares of common stock:

                                                                        Number
      Name                                                             of Shares
      ----                                                             ---------
      Chase Securities Inc............................................
      Robertson Stephens, Inc.........................................
      SG Cowen Securities Corporation.................................
                                                                       ---------
        Total......................................................... 4,500,000
                                                                       =========

  The underwriting agreement provides that the obligations of the underwriters are conditioned on the absence of any material adverse change in our business and the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

  The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in
excess of $           per share. The underwriters may allow and the dealers may
reallow a concession not in excess of $           per share to other dealers.
After the public offering of the shares, the underwriters may change the offering price and other selling terms. The representatives of the underwriters have informed us that the underwriters do not intend to confirm discretionary sales in excess of 5% of the shares of common stock offered by this prospectus.

  We have granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 675,000 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares the underwriter purchased in the above table. We will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus.

  The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters by us. The underwriting discount will be determined based on an arms' length negotiation between the representatives of the underwriters and us. These amounts are shown assuming both no exercise and full exercise of the underwriters' over-allotment option to purchase additional shares.

                                                          Paid by LogicVision
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per share.......................................   $            $
      Total...........................................   $            $

  We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,600,000. The offering of the shares is made for delivery when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

  We have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect of those liabilities.

  All of our executive officers, five of our directors and holders of common stock or options to purchase common stock, who collectively hold an aggregate
of        shares of our common stock, have agreed pursuant to "lock-up"
agreements that they will not offer, sell, contract to sell, pledge, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of common stock or securities convertible or exchangeable for common stock, or warrants or other rights to purchase common stock for a period of 180 days after the date of this prospectus without the prior written consent of Chase Securities Inc. We have agreed that we will not, without the prior written consent of Chase Securities Inc., offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 180-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date of this prospectus and may grant additional options under our stock plans.

  At our request, the underwriters have reserved up to 225,000 shares of common stock to be sold in the offering and offered for sale, at the public offering price, to our directors, officers, employees, business associates such as customers and suppliers and persons related to, or affiliated with the foregoing persons. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered to the general public on the same basis as other shares offered by this prospectus.

  During the course of the offering, the underwriters may create a syndicate short position by making short sales of our common stock. Short sales occur when the underwriters sell a greater number of shares of our common stock than they are required to purchase in the offering. Short sales may be either covered or naked. Covered short sales are sales made in an amount not greater than the underwriters' over-allotment option to purchase additional shares from us in the offering. Naked short sales are sales in excess of the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. The representatives have advised us that, pursuant to Regulation M under the Securities Act, some persons participating in the offering may engage in transactions that have the effect of stabilizing or maintaining the market price of our common stock at a level above that which might otherwise prevail in the open market. These transactions include syndicate covering transactions, stabilizing bids or the imposition of penalty bids. The representatives have advised us that these transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

  A syndicate covering transaction is a bid for, or the purchase of, our common stock on behalf of the underwriters to reduce a syndicate short position. If the underwriters create a syndicate short position, they may choose to reduce or cover this position by either exercising all or part of the over-allotment option to purchase additional shares from us or by engaging in syndicate covering transactions. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market. However, they must close out any naked short position by purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Similar to other purchase transactions, the underwriters' purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our stock or preventing or retarding a decline in the market price of our stock. As a result, the price of our stock may be higher than the price that might otherwise exist in the open market.

  A stabilizing bid is a bid for or the purchase of shares of common stock on behalf of the underwriters for the purpose of fixing or maintaining the price of our common stock. A penalty bid is an arrangement that permits the representatives to reclaim the selling concession from an underwriter or a syndicate member if the representatives purchase the shares allotted to such underwriter or syndicate member in a syndicate covering transaction. The representatives reclaim the selling concession because the shares they purchase from an underwriter or a syndicate member would not have effectively been placed by that underwriter.

  Before this offering, there was no public market for the common stock. The initial public offering price for the common stock will be determined by negotiations between ourselves and the representatives. Among the factors to be considered in determining the initial public offering price will be prevailing market and economic conditions, our revenues and earnings, market valuations of other companies engaged in activities similar to ours, estimates of our business potential and prospects, the present state of our business operations, our management and other factors deemed relevant.

  Needham & Company, Inc. acted as placement agent for our Series I preferred stock, for which it received customary compensation, including a warrant to purchase 22,848 shares of our Series I preferred stock at an exercise price of $8.50 per share. This warrant will automatically convert into a warrant to purchase the same number of shares of common stock upon the closing of this offering. Needham Capital Partners II, L.P. and Needham Capital Partners II (Bermuda), L.P., which are entities controlled by affiliates of Needham & Company, Inc., will own an aggregate of 117,646 shares of common stock upon completion of this offering.

                                 LEGAL MATTERS

  Selected legal matters with respect to the validity of the common stock offered by this prospectus will be passed upon for us by Pillsbury Madison & Sutro LLP, San Francisco and Palo Alto, California. Selected legal matters relating to the offering will be passed upon for the underwriters by Gray Cary Ware & Freidenrich LLP, San Diego, California.

                                    EXPERTS

  The financial statements as of December 31, 1999 and 1998 and for each of the three years in the period ended December 31, 1999 included in this Prospectus have been so included in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

  We have filed with the Securities and Exchange Commission a registration statement under the Securities Act of 1933 with respect to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement, exhibits and schedules for further information with respect to the common stock offered by this prospectus. Statements contained in this prospectus regarding the contents of any contract or other document are not necessarily complete. With respect to any contract or document filed as an exhibit to the registration statement, you should refer to the exhibit for a copy of the contract or document, and each statement in this prospectus regarding that contract or document is qualified by reference to the exhibit. A copy of the registration statement and its exhibits and schedules may be inspected without charge at the SEC's public reference room, located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from the SEC's website at www.sec.gov.

  Upon completion of this offering, we will be subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we will file reports, proxy statements and other information with the SEC.

                               LOGICVISION, INC.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           Page
                                                                           ----
Report of Independent Accountants......................................... F-2

Consolidated Balance Sheets............................................... F-3

Consolidated Statements of Operations..................................... F-4

Consolidated Statements of Stockholders' Deficit and Comprehensive Loss... F-5

Consolidated Statements of Cash Flows..................................... F-6

Notes to Consolidated Financial Statements................................ F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of LogicVision, Inc.

  In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' deficit and comprehensive loss and of cash flows present fairly, in all material respects, the financial position of LogicVision, Inc. and its subsidiaries at December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          /s/ PricewaterhouseCoopers LLP

San Jose, California

April 7, 2000 except as to Note 2 which is as of August 15, 2000 and Note 11 which is as of September 28, 2000

                               LOGICVISION, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                      Pro Forma
                                December 31,                        Stockholders'
                          --------------------------    June 30,       Equity
                              1998          1999          2000      June 30, 2000
                          ------------  ------------  ------------  -------------
                                                             (unaudited)
         ASSETS
Current assets:
  Cash and cash
   equivalents..........  $  2,099,512  $  3,170,307  $ 12,349,062
  Marketable
   securities...........            --            --     1,967,258
  Accounts receivable...       572,616     2,894,595     2,368,484
  Unbilled revenue......        40,406            --            --
  Prepaid expenses and
   other current
   assets...............       310,632       504,644       371,159
                          ------------  ------------  ------------
   Total current
    assets..............     3,023,166     6,569,546    17,055,963
Property and equipment,
 net....................       790,101       753,509     1,011,596
Notes receivable,
 related parties........       125,000       125,000       105,000
Other long-term assets..        55,121        62,119       206,341
                          ------------  ------------  ------------
   Total assets.........  $  3,993,388  $  7,510,174  $ 18,378,900
                          ============  ============  ============
LIABILITIES, REDEEMABLE
  CONVERTIBLE PREFERRED
 STOCK AND STOCKHOLDERS'
    EQUITY (DEFICIT)
Current liabilities:
  Trade accounts
   payable..............  $    194,517  $    353,253  $    783,033
  Contracts payable.....       250,000            --            --
  Deferred revenue......       310,089     2,425,984     2,192,245
  Accrued compensation..       381,149     1,149,309       646,908
  Accrued royalties.....       700,000       781,788       834,316
  Other accrued
   liabilities..........       283,397       388,247       735,184
                          ------------  ------------  ------------
   Total current
    liabilities.........     2,119,152     5,098,581     5,191,686
Deferred revenue........       333,331       145,997       297,339
                          ------------  ------------  ------------
   Total liabilities....     2,452,483     5,244,578     5,489,025
                          ------------  ------------  ------------
Commitments (Note 4)
Redeemable convertible
 preferred stock, no par
 value: Authorized:
 11,000,000, 17,137,976
 and 17,137,976 shares
 in 1998, 1999 and June
 30, 2000 (unaudited),
 respectively Issued and
 outstanding: 4,821,346,
 5,814,846 and
 7,530,621 shares in
 1998, 1999 and June 30,
 2000 (unaudited),
 respectively, and none
 pro forma (Aggregate
 liquidation value of
 $26,217,089,
 $34,661,843 and
 $49,208,174 in 1998,
 1999 and June 30, 2000
 (unaudited),
 respectively)..........    24,209,238    31,765,265    45,984,505
                          ------------  ------------  ------------
Stockholders' equity
 (deficit)
  Common stock, $0.0001
   par value:
   Authorized:
    30,000,000,
    50,000,000 and
    50,000,000 shares in
    1998 and 1999, and
    June 30, 2000
    (unaudited),
    respectively,
    125,000,000 shares
    pro forma
   Issued and
    outstanding:
    1,187,127, 1,418,858
    and 1,540,534 shares
    in 1998, 1999 and
    June 30, 2000
    (unaudited),
    respectively, and
    9,206,495 pro forma
    (unaudited).........           119           142           154  $        921
  Additional paid-in
   capital..............       693,449     2,347,416     3,984,546    49,968,284
  Deferred stock based
   compensation.........      (197,750)     (576,569)   (1,920,207)   (1,920,207)
  Accumulated other
   comprehensive loss...       (26,529)      (35,510)      (45,713)      (45,713)
  Accumulated deficit...   (23,137,622)  (31,235,148)  (35,113,410)  (35,113,410)
                          ------------  ------------  ------------  ------------
   Total stockholders'
    equity (deficit)....   (22,668,333)  (29,499,669)  (33,094,630) $ 12,889,875
                          ------------  ------------  ------------  ============
   Total liabilities,
    redeemable
    convertible
    preferred stock and
    stockholders' equity
    (deficit)...........  $  3,993,388  $  7,510,174  $ 18,378,900
                          ============  ============  ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               LOGICVISION, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                   For the Six Months
                           For the Years Ended December 31,          Ended June 30,
                          -------------------------------------  ------------------------
                             1997         1998         1999         1999         2000
                          -----------  -----------  -----------  -----------  -----------
                                                                       (unaudited)
Revenues:
  License...............  $ 2,294,200  $ 2,165,800  $ 4,096,400  $ 1,643,800  $ 2,831,933
  Service...............    1,909,811      850,623    1,344,042      479,763    1,481,675
                          -----------  -----------  -----------  -----------  -----------
    Total revenues......    4,204,011    3,016,423    5,440,442    2,123,563    4,313,608
                          -----------  -----------  -----------  -----------  -----------
Cost of revenues:
  License...............      389,183      399,996      263,381      231,659      200,808
  Service...............    2,378,168      619,986    1,080,157      429,432      992,283
                          -----------  -----------  -----------  -----------  -----------
    Total cost of
     revenues               2,767,351    1,019,982    1,343,538      661,091    1,193,091
                          -----------  -----------  -----------  -----------  -----------
Gross profit............    1,436,660    1,996,441    4,096,904    1,462,472    3,120,517
                          -----------  -----------  -----------  -----------  -----------
Operating expenses:
  Research and
   development..........    4,250,797    4,372,763    4,518,990    2,379,543    2,376,078
  Sales and marketing...    4,552,323    4,378,124    5,384,304    2,553,610    3,427,046
  General and
   administrative.......    1,593,087    1,503,400    2,060,639      858,000    1,187,850
  Amortization of
   deferred stock
   compensation.........          --       214,229      366,942      200,861      214,593
                          -----------  -----------  -----------  -----------  -----------
    Total operating
     expenses...........   10,396,207   10,468,516   12,330,875    5,992,014    7,205,567
                          -----------  -----------  -----------  -----------  -----------
Loss from operations....   (8,959,547)  (8,472,075)  (8,233,971)  (4,529,542)  (4,085,050)
Interest income.........      306,004      260,530      155,251       90,671      230,410
Other income (expense),
 net....................          268       18,112      (16,018)     (32,936)     (22,822)
                          -----------  -----------  -----------  -----------  -----------
Loss before provision
 for income taxes.......   (8,653,275)  (8,193,433)  (8,094,738)  (4,471,807)  (3,877,462)
Provision for income
 taxes..................      (11,565)      (5,294)      (2,788)      (2,788)        (800)
                          -----------  -----------  -----------  -----------  -----------
Net loss................   (8,664,840)  (8,198,727)  (8,097,526)  (4,474,595)  (3,878,262)
Accretion of redeemable
 convertible preferred
 stock..................           --           --     (173,571)     (86,786)     (86,786)
                          -----------  -----------  -----------  -----------  -----------
Net loss attributable to
 common stockholders....  $(8,664,840) $(8,198,727) $(8,271,097) $(4,561,381) $(3,965,048)
                          ===========  ===========  ===========  ===========  ===========
Net loss per common
 share, basic and
 diluted................  $     (9.50) $     (7.41) $     (6.29) $     (3.62) $     (2.69)
                          ===========  ===========  ===========  ===========  ===========
Weighted average common
 shares, basic and
 diluted................      911,757    1,106,015    1,315,303    1,258,640    1,472,082
                          ===========  ===========  ===========  ===========  ===========
Pro forma net loss per
 common share, basic and
 diluted (unaudited)....                            $     (1.13)              $     (0.43)
                                                    ===========               ===========
Pro forma weighted
 average common shares,
 basic and diluted
 (unaudited)............                              7,136,297                 8,940,591
                                                    ===========               ===========
 Cost of revenues.......  $        --  $     6,152  $     6,749  $     2,580  $     6,175
 Research and
  development...........           --      104,420       92,919       69,871       56,878
 Sales and marketing....           --       34,823       92,207       75,740       43,311
 General and
  administrative........           --       68,834      175,067       52,670      108,229
                          -----------  -----------  -----------  -----------  -----------
                          $        --  $   214,229  $   366,942  $   200,861  $   214,593
                          ===========  ===========  ===========  ===========  ===========

--------
*Amortization of deferred stock compensation:


  The accompanying notes are an integral part of these consolidated financial statements.

                               LOGICVISION, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT AND

                            COMPREHENSIVE LOSS

                                                                                     Accumulated
                            Common Stock    Additional    Deferred                      Other         Total
                          -----------------  Paid-in    Stock Based   Accumulated   Comprehensive Stockholders'
                           Shares    Amount  Capital    Compensation    Deficit        Income        Deficit
                          ---------  ------ ----------  ------------  ------------  ------------- -------------
Balances, December 31,
 1996...................    904,056   $ 91  $   13,301  $       --    $ (6,274,055)   $    --     $ (6,260,663)
Stock options
 exercised..............     35,258      3      10,087          --             --          --           10,090
Fair value of warrants
 issued with preferred
 stock..................        --     --      179,228          --             --          --          179,228
Net loss................        --     --          --           --      (8,664,840)        --       (8,664,840)
                          ---------   ----  ----------  -----------   ------------    --------    ------------
Balances, December 31,
 1997...................    939,314     94     202,616          --     (14,938,895)        --      (14,736,185)
Stock options
 exercised..............    257,813     26      78,853          --             --          --           78,879
Stock cancellation......    (10,000)    (1)          1          --             --          --              --
Deferred stock based
 compensation...........        --     --      411,979     (411,979)           --          --              --
Amortization of deferred
 stock based
 compensation...........        --     --          --       214,229            --          --          214,229
Net loss................        --     --          --           --      (8,198,727)        --       (8,198,727)
Foreign currency
 translation
 adjustment.............        --     --          --           --             --      (26,529)        (26,529)
                                                                                                  ------------
Comprehensive loss......                                                                            (8,225,256)
                          ---------   ----  ----------  -----------   ------------    --------    ------------
Balances, December 31,
 1998...................  1,187,127    119     693,449     (197,750)   (23,137,622)    (26,529)    (22,668,333)
Stock options
 exercised..............    231,731     23     180,979          --             --                      181,002
Deferred stock based
 compensation...........        --     --      761,581     (761,581)           --          --              --
Stock options
 cancelled..............        --     --      (15,820)      15,820            --          --              --
Amortization of deferred
 stock based
 compensation...........        --     --          --       366,942            --          --          366,942
Fair value of warrants
 issued with preferred
 stock..................        --     --      900,798          --             --          --          900,798
Accretion of redeemable
 preferred stock........        --     --     (173,571)         --             --          --         (173,571)
Net loss................        --     --          --           --      (8,097,526)        --       (8,097,526)
Foreign currency
 translation
 adjustment.............        --     --          --           --             --       (8,981)         (8,981)
                                                                                                  ------------
Comprehensive loss......                                                                            (8,106,507)
                          ---------   ----  ----------  -----------   ------------    --------    ------------
Balances, December 31,
 1999...................  1,416,858    142   2,347,416     (576,569)   (31,235,148)    (35,510)    (29,499,669)
Stock options exercised
 (unaudited)............    121,576     12      93,253          --             --          --           93,265
Fair value of warrants
 paid as issuance cost
 (unaudited)............        --     --       72,432          --             --          --           72,432
Deferred stock based
 compensation
 (unaudited)............        --     --    1,558,231   (1,558,231)           --          --              --
Amortization of deferred
 stock based
 compensation
 (unaudited)............        --     --          --       214,593            --          --          214,593
Accretion of redeemable
 preferred stock........        --     --      (86,786)         --             --          --          (86,786)
Net loss (unaudited)....        --     --          --           --      (3,878,262)        --       (3,878,262)
Foreign currency
 translation adjustment
 (unaudited)............        --     --          --           --             --      (10,203)        (10,203)
                                                                                                  ------------
Comprehensive loss......                                                                            (3,888,465)
                          ---------   ----  ----------  -----------   ------------    --------    ------------
Balances, June 30, 2000
 (unaudited)............  1,540,534   $154  $3,984,546  $(1,920,207)  $(35,113,410)   $(45,713)   $(33,094,630)
                          =========   ====  ==========  ===========   ============    ========    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                               LOGICVISION, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                        For the
                                                                   Six Months Ended
                          For the Years Ended December 31,             June 30,
                         -------------------------------------  ------------------------
                            1997         1998         1999         1999         2000
                         -----------  -----------  -----------  -----------  -----------
                                                                      (unaudited)
Cash flows from
 operating activities:
Net loss...............  $(8,664,840) $(8,198,727) $(8,097,526) $(4,474,595) $(3,878,262)
Adjustments to
 reconcile net loss to
 net cash used in
 operating activities:
 Depreciation and
  amortization.........      421,051      382,308      422,786      185,718      191,380
 Amortization of
  deferred stock
  compensation.........           --      214,229      366,942      200,861      214,593
 Bad debt expense......           --           --       35,955       35,955           --
 Loss on disposal of
  assets...............           --        4,004           --           --           --
 Changes in operating
  assets and
  liabilities:
   Accounts
    receivable.........      100,442      479,045   (2,357,934)    (114,244)     526,111
   Inventory...........       31,012           --           --           --           --
   Unbilled revenue....     (445,861)     405,455       40,406     (100,000)          --
   Prepaid expenses and
    other current
    assets.............      (16,930)    (257,627)    (194,012)     136,338      133,485
   Notes receivable,
    related parties....      (67,500)      47,500           --           --       20,000
   Other long-term
    assets.............       49,695      (21,267)      (6,998)      (3,975)    (144,222)
   Trade accounts
    payable............      (75,548)     (66,212)     158,736      142,819      429,780
   Deferred revenue....      433,028      (57,099)   1,928,561      264,829      (82,397)
   Deferred rent.......      (36,094)          --           --           --           --
   Contracts payable...      250,000           --     (250,000)          --           --
   Accrued
    compensation,
    royalties and other
    accrued
    liabilities........      819,029       28,140      954,798      222,471     (102,936)
                         -----------  -----------  -----------  -----------  -----------
     Net cash used in
      operating
      activities.......   (7,202,516)  (7,040,251)  (6,998,286)  (3,503,823)  (2,692,468)
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 investing activities:
Purchases of property
 and equipment.........     (785,638)     (97,136)    (386,194)    (191,940)    (449,467)
Disposals of property
 and equipment.........        6,838           --           --           --           --
Purchase of marketable
 securities............           --           --           --           --   (1,967,258)
                         -----------  -----------  -----------  -----------  -----------
     Net cash used in
      investing
      activities.......     (778,800)     (97,136)    (386,194)    (191,940)  (2,416,725)
                         -----------  -----------  -----------  -----------  -----------
Cash flows from
 financing activities:
Proceeds from issuance
 of preferred stock,
 net of issuance
 costs.................   16,487,499      (16,991)   8,283,254    8,230,801   14,204,886
Proceeds from issuance
 of common stock on
 exercise of options...       10,090       78,879      181,002       91,252       93,265
Proceeds from issuance
 of loans..............    1,500,000           --           --           --           --
Repayment of loans.....   (1,500,000)          --           --           --           --
                         -----------  -----------  -----------  -----------  -----------
     Net cash provided
      by financing
      activities.......   16,497,589       61,888    8,464,256    8,322,053   14,298,151
                         -----------  -----------  -----------  -----------  -----------
Effect of exchange
 rates on cash.........           --      (26,529)      (8,981)       9,690      (10,203)
                         -----------  -----------  -----------  -----------  -----------
Net (decrease) increase
 in cash and cash
 equivalents...........    8,516,273   (7,102,028)   1,070,795    4,635,980    9,178,755
Cash and cash
 equivalents, beginning
 of period.............      685,267    9,201,540    2,099,512    2,099,512    3,170,307
                         -----------  -----------  -----------  -----------  -----------
Cash and cash
 equivalents, end of
 period................  $ 9,201,540  $ 2,099,512  $ 3,170,307  $ 6,735,492  $12,349,062
                         ===========  ===========  ===========  ===========  ===========
Supplemental
 disclosures of cash
 flow information:
Cash paid during the
 period for:
 Taxes.................  $    11,556  $     5,294  $     2,788  $     2,788  $       800
                         ===========  ===========  ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                               LOGICVISION, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--FORMATION AND BUSINESS OF THE COMPANY:

  LogicVision, Inc., (the "Company") was incorporated on July 23, 1992. The Company provides proprietary technologies for embedded test that enable the more efficient design and manufacture of complex semiconductors. The embedded test solution allows integrated circuit designers to embed into a semiconductor design test functionality that can be used during semiconductor production and throughout the useful life of the chip. The technology also allows integrated circuits to be tested after they have been assembled onto boards and systems.

NOTE 2--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Reincorporation

  On September 15, 2000, the Company was reincorporated in the state of Delaware.

 Interim financial data

  The accompanying consolidated financial statements as of June 30, 2000 and for the six months ended June 30, 1999 and 2000 are unaudited. In the opinion of management, these interim statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial and other data disclosed in these notes to the financial statements for these periods are also unaudited. The results of the operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

 Basis of presentation

  The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries after elimination of all intercompany accounts and transactions.

 Reclassifications

  Certain prior year balances have been reclassified to conform with the current year presentation.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Cash and cash equivalents

  The Company considers all highly liquid investments with a maturity of three months or less from the date of acquisition to be cash equivalents.

 Property and equipment

  Property and equipment are stated at cost and are depreciated on a straight-line basis over their estimated useful lives of three to five years. Leasehold improvements are amortized on a straight-line basis

                               LOGICVISION, INC.

over the estimated useful life of the asset or the lease term, if shorter. Maintenance and repairs are charged to operations as incurred.

 Stock-based compensation

  The Company accounts for stock-based employee compensation arrangements in accordance with provisions of APB Opinion No. 25, "Accounting for Stock Issued to Employees" and Financial Accounting Standards Board Interpretation ("FIN") No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans," and complies with the disclosure provisions of SFAS No. 123, "Accounting for Stock-Based Compensation". Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 6. The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling Goods or Services".

 Revenue recognition

  The Company derives license revenues from software and intellectual property licenses, and derives service revenues from maintenance, service and engineering services.

  The Company derives revenues from licenses generally with one to three year terms, which are charged for the right to use the Company's software and intellectual property. Maintenance revenues include postcontract customer support ("PCS"). PCS includes telephone support, bug fixes and upgrade privileges on a when and if available basis. Services are generally installation and training. Engineering service revenues typically consist of charges for development and design contracts.

  The Company accounts for its revenues under the provisions of AICPA Statement of Position 97-2, "Software Revenue Recognition" ("SOP 97-2") as amended by SOP 98-4 and SOP 98-9. The Company recognizes license revenues upon shipment only when there is persuasive evidence of an arrangement, shipment has occurred, the fee is fixed or determinable, and collectibility of the sales proceeds is considered probable. The Company applies the residual method to those arrangements that include multiple elements, where vendor-specific objective evidence ("VSOE") of fair value of the undelivered elements exists.

  When VSOE of the undelivered elements cannot be established and the undelivered element is PCS, the entire revenue is recognized ratably over the term of the PCS. The maintenance elements of these contracts are recognized ratably over the period of the maintenance contract and services are recognized when they are performed. When payment terms under these arrangements are extended the revenue is recognized when the payments become due.

  Engineering service revenues are generally fixed-fee contracts recognized on a percentage of completion basis.

 Research and development

  Research and development costs are charged to operations as incurred.

                               LOGICVISION, INC.

 Software development costs

  Software development costs incurred in the research and development of new products and enhancements to existing products are charged to expense as incurred. Software development costs are capitalized after technological feasibility has been established. The period between achievement of technological feasibility, which the Company defines as the establishment of a working model, until the general availability of such software to customers, has been short, and software development costs qualifying for capitalization have been insignificant. Accordingly, the Company has not capitalized any software development costs for any periods presented.

 Certain risks and concentrations

  The Company's cash and cash equivalents are maintained at four financial institutions, one in the United States, the others in Canada, France and the United Kingdom. Deposits in these institutions may exceed the amount of insurance provided on such deposits.

  For accounts receivable, management of the Company performs ongoing credit evaluations of its customers' financial condition and, generally, requires no collateral from its customers. Based on the expected collectibility of the accounts receivable balance, the Company does not maintain an allowance for doubtful accounts. At December 31, 1999, three customers accounted for approximately 48% of net accounts receivable and five customers accounted for approximately 38% of total revenues (none exceeded 10%). At December 31, 1998, two customers accounted for approximately 44% of net accounts receivable and one customer accounted for approximately 27% of total revenues.

  The Company operates in one industry segment. The following is a summary of the Company's revenue by geographic operations. Revenues are attributed to the countries in which the products and services are delivered.

                                                   1997       1998       1999
                                                ---------- ---------- ----------
   United States............................... $3,538,009 $2,897,367 $5,035,409
   Japan.......................................     33,001        --     234,019
   Canada......................................    572,001     10,041        --
   Italy.......................................        --         --      88,000
   Sweden......................................        --      85,000     72,000
   Other.......................................     61,000     24,015     11,014
                                                ---------- ---------- ----------
                                                $4,204,011 $3,016,423 $5,440,442
                                                ========== ========== ==========

  For all periods presented, substantially all of the Company's long-lived assets were located in the United States.

  There can be no assurance that the market will accept the Company's technology as an alternative to current design test development methods. If the market does not accept the Company's technology at all or in the time frame anticipated in the Company's projections, the Company's revenues and results of operations would be materially affected.

  The Company's products include components subject to rapid technological change. Significant technological change could adversely affect the Company's future operating results. While the Company has ongoing programs to minimize the adverse effect of such changes and considers technological change in estimating its allowances, such estimates could change in the future.

                               LOGICVISION, INC.

 Income taxes

  The Company accounts for income taxes using the liability method under which deferred tax assets and liabilities are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

 Foreign currency translation

  The Company has foreign subsidiaries whose financial statements are denominated in the local currency. Foreign exchange gains and losses, which result from the process of remeasuring foreign currency financial statements into U.S. dollar, have been included on the balance sheet in the cumulative foreign currency translation adjustment.

 Fair value of financial instruments

  Carrying amounts of certain of the Company's financial instruments including cash and cash equivalents, marketable securities, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities.

 Net loss per share

  The basic net loss per share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of the common shares outstanding during the period. The diluted net loss per share is the same as the basic net loss per share for the periods presented because common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred shares, are considered when their effect would be dilutive.

 Pro forma net loss per share (unaudited)

  Pro forma net loss per share for the year ended December 31, 1999 and the six months ended June 30, 2000 is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of redeemable convertible preferred shares into common shares effective upon the closing of the Company's initial public offering on an as-if-converted basis. Pro forma diluted net loss per share is computed using the pro forma weighted average number of common and common equivalent shares outstanding. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants, are not included in pro forma diluted net loss per share as such shares are antidilutive.

 Pro forma June 30, 2000 balance sheet (unaudited)

  Upon consummation of the offering, all shares of redeemable convertible preferred stock outstanding will convert into an aggregate of 7,665,961 shares of common stock. The effect of this conversion has been reflected in the accompanying unaudited pro forma consolidated balance sheet as of June 30, 2000.

 Recent accounting pronouncements

  In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." The new standard establishes accounting and reporting

                               LOGICVISION, INC.

standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging contracts. In July 1999, the FASB issued SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 137 deferred the effective date of SFAS No. 133 until fiscal years beginning after June 15, 2000. The Company will adopt SFAS No. 133 in 2001. Currently, the Company does not hold derivative instruments or engage in hedging activities.

  In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101 ("SAB 101"), Revenue Recognition in Financial Statements. SAB 101 summarizes certain of the SEC's views in applying generally accepted accounting principles to revenue recognition in financial statements. In March 2000 the SEC issued SAB No. 101A to defer for one quarter, and in June 2000 issued SAB 101B to defer for an additional two quarters, the effective date of implementing SAB 101, with earlier application encouraged. The Company has adopted SAB 101.

  In March 2000, the Financial Accounting Standards Board issued FASB Interpretation No. 44, or FIN 44, Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB Opinion No. 25, which clarifies the application of Accounting Principles Board Opinion No. 25, Stock Issued to Employees, for certain stock-based compensation issues. Among other issues, this Interpretation clarifies (a) the definition of employee for purposes of applying Opinion No. 25, (b) the criteria for determining whether a plan qualifies as a noncompensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. The Company adopted the provisions of FIN 44 as of the required effective dates.

NOTE 3--PROPERTY AND EQUIPMENT:

  Property and equipment comprise:

                                             December 31,
                                        ------------------------   June 30,
                                           1998         1999         2000
                                        -----------  -----------  -----------
                                                                  (unaudited)
   Computer equipment and software..... $ 1,583,672  $ 1,937,419  $ 2,318,138
   Office equipment and leasehold
    improvements.......................     345,579      378,026      446,773
                                        -----------  -----------  -----------
                                          1,929,251    2,315,445    2,764,911
   Less: Accumulated depreciation and
    amortization.......................  (1,139,150)  (1,561,936)  (1,753,315)
                                        -----------  -----------  -----------
                                        $   790,101  $   753,509  $ 1,011,596
                                        ===========  ===========  ===========

NOTE 4--COMMITMENTS:

 Operating leases

  Both the Company and its subsidiaries in Canada and the United Kingdom rent office facilities under noncancelable operating leases which expire through March 2005. They are all responsible for certain maintenance costs, taxes and insurance under the leases.

                               LOGICVISION, INC.

  At December 31, 1999, total future minimum payments under operating leases are as follows:

   2000.............................................................. $  754,632
   2001..............................................................    782,687
   2002..............................................................    729,430
   2003..............................................................    757,091
   2004..............................................................    783,746
   Thereafter........................................................    191,049
                                                                      ----------
                                                                      $3,998,635
                                                                      ==========

  Rent expense for the years ended December 31, 1997, 1998 and 1999 was $452,099, $452,099 and $768,501, respectively.

NOTE 5--REDEEMABLE CONVERTIBLE PREFERRED STOCK:

  In 1999, the Company issued Series G and Series H Convertible Preferred Stock for $5,038,808 and $3,244,446, respectively, net of issuance costs. There was no preferred stock issued in 1998. In connection with the issuance of the Series G and Series H Convertible Preferred Stock, warrants for common stock valued at $900,798 (see Note 6), using the Black-Scholes pricing model, were issued to the preferred shareholders. The fair value of the warrants has been reflected as a discount to the preferred stock and is being accreted as a dividend charge over the redemption period. The dividend accretion during the year ended December 31, 1999 and six months ended June 30, 1999 and 2000 (unaudited) was $173,571, $86,786 and $86,786, respectively.

  In 2000, the Company completed its Series I convertible preferred stock financing. The Company issued 1,715,774 shares of Series I convertible preferred stock at $8.50 per share. Proceeds from the financing were $14,204,886, net of issuance costs of $341,445. In conjunction with this offering the Company issued 22,848 warrants to purchase Series I convertible preferred stock at $8.50 per share as an issuance cost. The fair value of these warrants was determined using the Black-Scholes model assuming a 0.60 volatility factor, a two year expected life and a 6.61% risk-free rate of return. The fair value, amounting to $72,432 was charged against the proceeds of the Series I financing as an issuance cost because the warrants were issued as consideration for commissions related to the financing.

  At June 30, 2000, the designated series and shares issued were as follows:

                                               Shares Issued and
                                  Number of       Outstanding        Minimum
                                    Shares   --------------------- Liquidation
                                  Authorized  Shares      Value       Value
                                  ---------- --------- ----------- -----------
   Series A......................  1,000,000   500,000 $   100,000 $   100,000
   Series B......................    844,754   422,377     528,088     844,754
   Series C-1....................  1,000,000   500,000     947,484   1,000,000
   Series C-2....................    666,667   333,334     999,999   1,000,000
   Series C-3....................    333,000   166,500     999,999     999,999
   Series D......................    787,800   393,900   1,966,261   1,969,500
   Series E......................    793,332   396,666   2,376,127   2,379,996
   Series F......................  4,820,717 2,108,570  16,291,280  17,922,840
   Series G......................  1,211,765   605,882   4,431,315   5,150,001
   Series H-1....................    988,235   387,618   3,211,498   3,294,753
   Series H-2....................    691,706       --          --          --
   Series I......................  4,000,000 1,715,774  14,132,454  14,584,079
                                  ---------- --------- ----------- -----------
   Balances, June 30, 2000
    (unaudited).................. 17,137,976 7,530,621 $45,984,505 $49,245,922
                                  ========== ========= =========== ===========

                               LOGICVISION, INC.

 Dividends

  The holders of Series A, B, C, D, E, F, G, H and I convertible preferred stock are entitled to receive cash dividends, if, when and as declared by the Board of Directors. Any dividends that may be declared but are not so declared shall be non-cumulative.

  After payment of the preferred dividends to the holders of other Series of preferred stock, the holders of shares of Series A and B convertible preferred stock are entitled to receive dividends at a rate of $0.012 and $0.12 per share per annum, respectively, out of any assets legally available, prior and in preference to any declaration or payment of any dividend on the common stock of the Company. Such dividends are payable when, as and if declared by the Board of Directors, and are not cumulative.

 Liquidation preference

  In the event of any liquidation, the holders of the preferred stock are entitled to receive a per share distribution in preference to the holders of the Common Stock. In order of preference, this distribution is equal to $8.50 for the Series I Preferred Stock, $8.50 for the Series H-1 Preferred Stock, $4.86 for the Series H-2 Preferred Stock, $8.50 for the Series G Preferred Stock, $8.50 for the Series F Preferred Stock, $6.00 for the Series E Preferred Stock, $5.00 for the Series D Preferred Stock, $2.00 for the Series C-1, $3.00 for the Series C-2 Preferred Stock, $6.006 for the Series C-3, $2.00 for the Series B Preferred Stock, $0.20 for the Series A Preferred Stock, plus any declared but unpaid dividends.

  After payment has been made to the holders of Series A, B, C, D, E, F, G, H and I convertible preferred stock, any remaining assets and funds are to be distributed among the holders of common stock pro rata based on the number of shares of common stock held by each shareholder.

 Mergers

  A merger, reorganization, or sale of all, or substantially all, of the assets of the Company in which more than 50% of the voting power of the Company is disposed of after the transaction shall be deemed to be a liquidation, dissolution or winding up.

 Voting

  The holder of each share of Series A, B, C, D, E, F, G, H and I convertible preferred stock is entitled to the number of votes equal to the number of shares of common stock into which each share of Series A, B, C, D, E, F, G, H and I convertible preferred stock could be converted on the record date for the vote or consent of shareholders, except as otherwise required by law, and has voting rights and powers equal to the voting rights and powers of the common stock.

 Conversion

  Each share of Series A, B, C , D, E, F, G, H and I convertible preferred stock, at the option of the holder, is convertible into the number of shares of common stock which results from dividing the conversion price per share in effect for the preferred stock at the time of conversion into the per share conversion value of such shares. The initial conversion price per share and the per share conversion value of the preferred stock is as follows Series A:
$0.20, Series B: $2.00, Series C-1: $2.00, Series C-2: $3.00, Series C-3:
$6,006, Series D: $5.00, Series E: $6.00, Series F: $8.50, Series G: $7.00,
Series H-1: $7.00, Series H-2: $4.86 and Series I: $8.50. The initial conversion price is subject to adjustment from time to time based on certain events.

                               LOGICVISION, INC.

  For Series A, B, C, D, E, F, G, H and I convertible preferred stock, conversion is automatic at its then effective conversion rate immediately upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of common stock in which (i) the aggregate proceeds raised, equal or exceed $15,000,000, or (ii) upon the affirmative vote from at least two-thirds of the outstanding Series A, B, C, D, E, F, H and I convertible preferred stock, voting together as a single class. With respect to the Series G it will also convert upon the affirmative vote from at least two-thirds of the Series G voting as a separate class.

 Redemption

  The holder(s) of not less than a majority of the outstanding Series G redeemable convertible preferred stock may require the Company to redeem the outstanding stock in three equal installments on December 31, 2003, December 31, 2004 and December 31, 2005. The redemption price for each share of Series G redeemable convertible preferred stock shall be $8.50 plus any accrued but unpaid dividends.

NOTE 6--STOCK OPTION PLANS:

  Under the Company's 1994 Flexible Stock Option Plan (the "Plan"), the Company may grant options to purchase common stock to officers and employees of the Company. Options under the Plan generally have a term of ten years. In general, one eighth of the options granted under the Plan become exercisable at the end of each six month period following the grant date until all of the shares have become exercisable, with the exception of initial grants. Options grants to a new employee generally vest 25% at the first anniversary of the hire date with one sixth of the remaining options becoming exercisable at the end of each six month period for the following three years.

                               LOGICVISION, INC.

  Activity under the Plan is as follows:

                                                                         Weighted
                          Shares     Number of                           Average
                         Available    Shares      Exercise   Aggregate   Exercise
                         for Grant  Outstanding    Price       Price      Price
                         ---------  ----------- ------------ ----------  --------
Balances, December 31,
 1996...................   95,681      742,225  $0.20--$0.60 $  251,505   $0.338
Options authorized......  375,000
Options granted......... (351,202)     351,202  $0.60--$1.00    242,132   $0.690
Options exercised.......      --       (18,557) $0.30--$0.60     (7,590)  $0.410
Options cancelled.......   73,131      (73,131) $0.30--$0.60    (38,641)  $0.500
                         --------    ---------  ------------ ----------   ------
Balances, December 31,
 1997...................  192,610    1,001,739  $0.20--$1.00    447,406   $0.446
Options authorized......  500,000          --
Options granted......... (435,250)     435,250         $1.00    434,250   $1.000
Options exercised.......      --      (257,813) $0.20--$1.00    (89,129)  $0.346
Options cancelled.......  209,383     (209,383) $0.20--$1.00   (116,380)  $0.556
                         --------    ---------  ------------ ----------   ------
Balances, December 31,
 1998...................  466,743      969,793  $0.20--$1.00    676,147   $0.698
Options authorized......  500,000          --
Options granted......... (809,375)     809,375  $1.00--$2.56  1,303,000   $1.610
Options exercised.......      --      (231,730) $0.20--$1.76   (172,502)  $0.744
Options cancelled.......   80,666      (80,666) $0.50--$1.76    (78,312)  $0.970
                         --------    ---------  ------------ ----------   ------
Balances, December 31,
 1999...................  238,034    1,466,772  $0.20--$2.56  1,728,333   $1.178
Options authorized
 (unaudited)............  500,000          --
Options granted
 (unaudited)............ (315,769)     315,769  $2.56--$3.60    961,995   $2.952
Options exercised
 (unaudited)............      --      (121,687) $0.20--$1.76    (93,265)  $0.766
Options cancelled
 (unaudited)............   30,719      (30,719) $0.60--$2.56    (35,729)  $1.164
                         --------    ---------  ------------ ----------   ------
Balances, June 30, 2000
 (unaudited)............  452,984    1,630,135  $0.20--$3.60 $2,561,334   $1.562
                         ========    =========  ============ ==========   ======

  At December 31, 1998 and 1999 and June 30, 2000 (unaudited), options under the Plan to purchase 407,653, 523,799 and 596,727 shares of common stock, respectively, were exercisable.

  In addition to the options granted under the Plan, 685,500 non-qualified options were granted outside the Plan in 1996, at an exercise price of $0.50 per share, all of which were vested and outstanding at December 31, 1998 and 1999, respectively. An additional 20,000 non-qualified options were issued in 1999, at an exercise price of $1.76 per share and 10,000 non-qualified options were issued in February 2000 at an exercise price of $2.56 per share.

 Unearned stock compensation

  In connection with certain stock option grants during 1998, 1999 and 2000 (unaudited), the Company recorded unearned stock compensation cost totaling $411,979, $761,581 and $1,558,231 during 1998, 1999 and six months ended June
30, 2000 (unaudited), respectively, for the difference between the deemed fair market value of the Company's common stock and the exercise price of the options on the date of grant. The Company recorded a compensation charge equal to the difference between the exercise price of the stock and the deemed fair value of the Company's stock at the date of the grant. Amortization expense associated with unearned stock compensation totaled $214,229, $366,942, $200,861 and $214,593 in 1998, 1999 and the six months ended June 30, 1999 and 2000 (unaudited), respectively.

                               LOGICVISION, INC.

  Had compensation cost for the Company's stock-based compensation plan been determined based on the fair value at the grant date for awards for 1997, 1998 and 1999 consistent with the provisions of SFAS No. 123, the Company's net loss would have been increased to the pro forma amounts indicated below:

                                                Year ended December 31,
                                          -------------------------------------
                                             1997         1998         1999
                                          -----------  -----------  -----------
     Net loss as reported................ $(8,664,840) $(8,198,727) $(8,097,526)
     Pro forma net loss..................  (8,699,090)  (8,241,858)  (8,174,572)

  The fair value of the option grants has been calculated on the date of grant using the minimum value method under the Black-Scholes pricing model with a volatility factor of effectively zero as described by SFAS No. 123 and with the following weighted-average assumptions:

                                                         Year ended December 31,
                                                         -----------------------
                                                          1997    1998    1999
                                                         ------- ------- -------
     Expected average life of option.................... 4 years 4 years 4 years
     Risk-free interest rate............................  5.15%   5.15%   5.55%
     Expected dividends.................................   --      --      --

  The options outstanding and currently exercisable by exercise price at December 31, 1999 are as follows:

                                                     Options Currently
                   Options Outstanding                  Exercisable
       -----------------------------------------------------------------
                                Weighted
                                 Average
                                Remaining  Weighted             Weighted
                               Contractual Average              Average
       Exercise                   Life     Exercise   Number    Exercise
       Price          Number     (Years)    Price   Exercisable  Price
       --------      --------- ----------- -------- ----------- --------
       $0.20--$0.30    155,000     4.8      $0.24      155,000   $0.24
       $0.50--$1.00  1,384,146     6.9      $0.68      981,705   $0.58
       $1.76--$2.56    633,125     9.6      $1.76      290,374   $1.76
                     ---------     ---      -----    ---------
                     2,172,271     7.5      $0.96    1,427,079   $0.60
                     =========     ===      =====    =========

 Warrants

  At June 30, 2000 (unaudited), the Company has warrants to purchase common and preferred stock outstanding as follows:

                                                Number of   Expiration  Exercise
                     Stock Type                Outstanding     Date      Price
                     ----------                ----------- ------------ --------
       Series F Preferred Stock...............   333,841     May 2002    $8.50
       Common Stock...........................   424,117   January 2009  $1.00
       Series H Preferred Stock...............   271,310     May 2004    $4.86
       Series I Preferred Stock...............    22,848   January 2005  $8.50

  The Series F and H Preferred Stock and common stock warrants were all issued in connection with accompanying preferred stock financings. The fair value of these warrants were determined using the Black-Scholes model assuming volatility factors of 0.60, expected lives of between 4 and 10 years, and risk-free rates of return between 5.3% and 5.6%.

                               LOGICVISION, INC.

NOTE 7--INCOME TAXES:

  The components of the net deferred tax asset as follows:

                                                          December 31,
                                                    -------------------------
                                                       1998          1999
                                                    -----------  ------------
   Net operating loss carryforwards................ $ 5,848,000  $  7,057,000
   Research and development credit.................     640,000       838,000
   Capitalized research and development............     748,000     2,913,000
   Reserves and allowances.........................     391,000       792,000
   Capitalized start-up costs and other
    depreciation...................................     158,000       227,000
                                                    -----------  ------------
                                                      7,785,000    11,827,000
   Less: Valuation allowance.......................  (7,785,000)  (11,827,000)
                                                    -----------  ------------
     Net deferred tax asset........................ $       --   $        --
                                                    ===========  ============

  The Company has established a full valuation allowance on its deferred tax assets since it is not certain that a benefit can be realized in the future due to the Company's recurring operating losses.

  The difference between the statutory rate of approximately 39% (34% federal and 5% state, net of federal tax benefits) and the tax benefit of zero recorded by the Company is primarily due to the Company not recording the benefit received from the accumulation of their net deferred tax assets.

  At December 31, 1999, the Company had federal net operating loss carryforwards of approximately $19,434,000 and state net operating loss carryforwards of approximately $7,696,000, available to offset future regular and alternative minimum taxable income. The Company's federal and state net operating loss carryforwards expire through 2014, if not utilized.

  The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforwards in certain situation where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined, utilization of the carryforwards could be restricted.

NOTE 8--COMPREHENSIVE INCOME:

  The Company adopted Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income," which requires that unrealized gains or losses on investments and foreign currency translation adjustments be included in other comprehensive income.

NOTE 9--BENEFIT PLAN:

  The Company has a defined contribution savings plan (the "401(k) Plan") to provide retirement income to all qualified employees of the Company. The 401(k) Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is funded by voluntary pre-tax contributions from employees. Contributions are invested, as directed by the participant, in investment funds available under the 401(k) Plan. The Company is not required to make, and has not made, any contributions to the Plan.

NOTE 10--RELATED PARTY TRANSACTIONS

  The Company has loans outstanding to officers of the Company. The loans are collateralized by the Company's common stock owned by the officers. The interest rates on these loans range from 6% to 8%.

                               LOGICVISION, INC.

The repayment schedules on these loans range from 2 to 15 years. As of December 31, 1998, December 31, 1999 and June 30, 2000, the total outstanding on these loans were $125,000, $125,000 and $105,000, respectively.

NOTE 11--SUBSEQUENT EVENTS (Unaudited)

2000 Employee Stock Option Plan

  On August 3, 2000, the Board of Directors authorized the establishment of the 2000 Stock Incentive Plan with 1,000,000 shares reserved for grant under the plan. The plan will become effective upon the closing of the Company's initial public offering, and is subject to approval by the stockholders of the Company.

Stock Split

  On September 28, 2000, the Board of Directors approved a one-for-two stock split, subject to stockholder approval. All references throughout the consolidated financial statements to number of shares, per share amounts and stock option data have been restated to reflect the stock split.

2000 Employee Stock Purchase Plan

  On September 25, 2000, the Board of Directors approved the 2000 Employee Stock Purchase Plan subject to stockholder approval. A total of 250,000 shares of common stock has been reserved for issuance under the plan, subject to adjustment for dilutive events.

[INSIDE BACK COVER]


Text:  LogicVision customers and Partners include:

       At the top right of the page is the text:
       System
       Alcatel, Ascend, Cabletron, Cisco,
       Ericson, Hal Computers, Hughes,
       Lucent, Motorola, Nortel, Raythcon,
       Seagate, Sharp, Sun, TRW

       Under the text is a picture of a cellular phone.

At the top left of the page is the text:
       Integrated Device Manufactures
       Fujitsu, Infineon, LSI Logic, National
       Semiconductor, NEC, Texas Instruments.

Under this text is a picture of a complex semiconductor chip.

In the center of the page is the LogicVision logo

On the bottom of right of the page is text:

Fabless
Lara Networks, Level One,
S3 Transwitch

Beneath the text is a picture of a personal computer.




In the bottom left corner of the page is the text:

     Partners
     Artisan Components,
     Cadence, Credence, Magnia,
     Model Technology, Synopsys,
     Teradyne, Virage Logic

Beneath the text is a picture of engineers working at a computer aided engineering work station and a tester.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             4,500,000 Shares

                               LogicVision, Inc.

                                     [LOGO]

                                  Common Stock

                                 ------------

                                   PROSPECTUS
                                 ------------

                                   Chase H&Q

                               Robertson Stephens

                                    SG Cowen

                                 ------------

                                       , 2000
                                 ------------

  You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the common stock.

  Until       , 2000, all dealers that buy, sell or trade the common stock, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

  The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee, the National Association of Securities Dealers, Inc. filing fee and the Nasdaq National Market listing fee.

     SEC registration fee........................................... $   16,395
     National Association of Securities Dealers, Inc. filing fee....      6,710
     Nasdaq National Market listing fee.............................     95,000
     Blue Sky fees and expenses.....................................      5,000
     Accounting fees and expenses...................................    400,000
     Legal fees and expenses........................................    650,000
     Printing and engraving expenses................................    300,000
     Registrar and Transfer Agent's fees............................     10,000
     Miscellaneous fees and expenses................................    116,895
                                                                     ----------
       Total........................................................ $1,600,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

  Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VIII of the Registrant's Restated Certificate of Incorporation (Exhibit 3(i).3 hereto) and
Article 5 of the Registrant's Bylaws (Exhibit 3(ii).3 hereto) provide for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with our directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

  The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, our directors and officers, and by the Registrant of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

Item 15. Recent Sales of Unregistered Securities

  1. On various dates between January 1, 1997 and June 30, 2000, we issued 1,259,574 shares of our common stock to 55 employees, directors and consultants pursuant to the exercise of options granted under our 1994 Flexible Stock Option Plan. The exercise prices per share ranged from $0.10 to $0.88, for an aggregate consideration of $362,486.

  2. In May and July 1997, we issued 2,108,569 shares of Series F Convertible Preferred Stock and warrants to purchase an additional 298,801 shares of Series F Convertible Preferred Stock for aggregate consideration of $17,871,320 to 45 accredited investors and warrants to purchase an additional 2,988 shares to the placement agent in partial consideration for its services as a placement agent.

  3. In May 1997, we issued warrants to purchase 32,051 shares of our Series F Convertible Preferred Stock to one of our directors and an affiliate of another of our directors in connection with loans from these persons.

  4. In January and March 1999, we issued an aggregate of 605,882 shares of Series G Convertible Preferred Stock and warrants to purchase 424,117 shares of common stock for aggregate consideration of $5,150,001 to eight accredited investors.

  5. In May and June 1999, we issued an aggregate of 387,618 shares of Series H-1 Convertible Preferred Stock and warrants to purchase 271,310 shares of Series H-2 Convertible Preferred Stock for aggregate consideration of $3,294,753 to six accredited investors.

  6. In January and May 2000, we issued an aggregate of 1,715,769 shares of Series I Convertible Preferred Stock for aggregate consideration of $14,584,080 to 34 accredited investors and warrants to purchase an additional 22,847 shares of Series I Convertible Preferred Stock to the placement agent in partial consideration for its services as a placement agent.

  The sales of the above securities were considered to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions under compensatory benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intention to acquire the securities for investment only and not with a view to or for sale with any distribution thereof, and appropriate legends were affixed to the share certificates and instruments issued in these transactions. All recipients had adequate access, through their relationship with the registrant, to information about the registrant.

Item 16. Exhibits and Financial Statement Schedules

  (a) Exhibits

  See exhibits listed on the Exhibit Index following the signature page of the Form S-1, which is incorporated herein by reference.

  (b) Financial Statement Schedules

  Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

Item 17. Undertakings

  Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

  (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

  (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) It will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Jose, State of California, on the 3rd day of October, 2000.

                                          LOGICVISION, INC.

                                              /s/ Vinod K. Agarwal
                                          By __________________________________
                                                    Vinod K. Agarwal
                                              President and Chief Executive
                                                         Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                Name                              Title                      Date
                ----                              -----                      ----

       /s/ Vinod K. Agarwal          President and Chief Executive      October 3, 2000
____________________________________  Officer (Principal Executive
          Vinod K. Agarwal            Officer), Director and
                                      Secretary

           John H. Barnet*           Vice President of Finance and      October 3, 2000
____________________________________  Chief Financial Officer
           John H. Barnet             (Principal Financial and
                                      Accounting Officer)

           Navindra Jain*            Chairman of the Board              October 3, 2000
____________________________________
           Navindra Jain

          Richard C. Black*          Director                           October 3, 2000
____________________________________
          Richard C. Black

                                     Director
____________________________________
           D. James Guzy

          David L. Sulman*           Director                           October 3, 2000
____________________________________
          David L. Sulman

          Jon D. Tompkins*           Director                           October 3, 2000
____________________________________
          Jon D. Tompkins

       /s/ Vinod K. Agarwal
*By: _______________________________
          Vinod K. Agarwal

                                 EXHIBIT INDEX

 Exhibit     No. Exhibit
 -------     -----------
      1.1*   Form of Underwriting Agreement.
   3(i).1    Restated Certificate of Incorporation of the Registrant.
   3(i).2*   Form of Restated Certificate of Incorporation of the Registrant,
             to be filed upon the closing of the offering to which this
             Registration Statement relates.
  3(ii).1    Restated Bylaws of the Registrant.
  3(ii).2    Restated Bylaws of the Registrant, to be effective upon the closing of the offering to which this Registration Statement relates.
      4.1*   Specimen Common Stock Certificate.
      4.2**  Form of Class 1 Warrant to Purchase Shares of Series F Convertible
             Preferred Stock.
      4.3**  Form of Class 2 Warrant to Purchase Shares of Series F Convertible
             Preferred Stock.
      4.4**  Form of Warrant to Purchase Shares of Common Stock.
      4.5**  Form of Extinguishing Warrant to Purchase Shares of Common Stock.
      4.6**  Form of Warrant to Purchase Series H-2 Preferred Stock.
      4.7**  Warrant to Purchase Series I Preferred Stock.
      5.1    Opinion of Pillsbury Madison & Sutro LLP.
     10.1**  1994 Flexible Stock Incentive Plan and form of agreements thereunder.
     10.2    2000 Stock Incentive Plan and form of agreements thereunder.
     10.3    Form of Indemnification Agreement between the Registrant and its officers and directors.
     10.4**  Sixth Amended and Restated Registration Rights Agreement dated as of January 28, 2000.
     10.5**  Lease, dated as of August 13, 1998, by and between Spieker
             Properties, L.P. and the Registrant.
     10.6**  Extension Agreement, dated as of January 17, 2000, by and between
             Spieker Properties, L.P. and the Registrant.
   10.7.1+** Agreement, dated as of September 14, 1992, between Northern
             Telecom Limited and the Registrant.
   10.7.2+** Amendment, dated as of October 1, 1993, to the Agreement between
             Northern Telecom Limited and the Registrant.
   10.7.3**  Amendment, dated as of January 11, 1994, to the Agreement between
             Northern Telecom Limited and the Registrant.
     10.8    2000 Employee Stock Purchase Plan.
     21.1**  Subsidiaries of the Registrant.
     23.1    Consent of PricewaterhouseCoopers LLP, Independent Accountants.
     23.2    Consent of Pillsbury Madison & Sutro LLP (included in Exhibit
             5.1).
     24.1**  Power of Attorney.
     27.1**  Financial Data Schedule.

--------
*   To be filed by amendment.
**  Previously filed.
+   Confidential Treatment Requested.